                                                               EXECUTION VERSION

                                                                    EXHIBIT 10.2

                    TRANCHE B - TERM LOAN A CREDIT AGREEMENT

            THIS TRANCHE B - TERM LOAN A CREDIT AGREEMENT (this "Agreement") dated as of March 17, 2004 is entered into among Microcell Telecommunications Inc., as Parent, Microcell Solutions Inc., as Borrower, the financial institutions from time to time parties hereto, as Lenders, JPMorgan Chase Bank, Toronto Branch, as Administrative Agent and Collateral Agent, and Credit Suisse First Boston as syndication agent and joint lead arranger. Reference is made to the Introductory Statements below and Section 1.1 hereof for the definition of certain capitalized terms used herein.

INTRODUCTORY STATEMENTS:

A. Reference is made to that certain Tranche B Credit Agreement dated as of May 1, 2003 (the "Original Tranche B Credit Agreement") among the Parent, the Borrower, the financial institutions from time to time parties thereto as lenders, and JPMorgan Chase Bank, Toronto Branch as Administrative Agent and Collateral Agent, which sets out the initial terms of the Tranche B Debt;

B. The parties wish to amend and restate the Original Tranche B Credit Agreement by way of the Amendment and Restatement Agreement dated as of the date hereof (the "Amendment and Restatement Agreement") which amends, supplements and restates the Original Tranche B Credit Agreement by dividing the Tranche B Debt into the "Tranche B-Term Loan A" governed by the terms set out in this Agreement and the "Tranche B-Term Loan B" governed by the terms set out in the Tranche B-Term Loan B Credit Agreement.

            NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Administrative Agent, the Collateral Agent, Credit Suisse First Boston, the Parent and the Borrower hereby agree as follows.

                                    ARTICLE 1
                                   DEFINITIONS

1.1 DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

      "Additional Loan" is defined in Section 2.17.

      "Additional Subsidiary" is defined in Section 5.12.

      "Administrative Agent" means JPMorgan Chase Bank, Toronto Branch, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.9.

      "Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.

      "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.

      "Agents" means the Administrative Agent and the Collateral Agent.

      "Amendment and Restatement Agreement" has the meaning set out in the Introductory Statements.

      "Amortization Dates" is defined in Section 2.4.

      "Amortization Payments" means, collectively, the quarterly instalment payments required to be made pursuant to Section 2.4.

      "Applicable Margin" means, (i) with respect to any Prime Rate Loan or Base Rate Loan, 3.00% (300 basis points), and (ii) with respect to any Eurodollar Loan or B/A Loan, 4.00% (400 basis points).

      "Applicable Percentage" means, with respect to any Lender, the percentage of the total Loans represented by such Lender's Loans, as listed in Schedule A.

      "Asset Disposition" means, with respect to any Credit Party, the sale, lease, license, transfer, assignment or other disposition of, or the expropriation, condemnation, destruction or other loss of, all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one transaction or a series of transactions (including a Sale/Leaseback Transaction), other than (a) inventory sold in the ordinary course of business upon customary credit terms, (b) inventory destroyed in the ordinary course of business or sales of scrap or obsolete material or equipment which are not material in the aggregate, (c) sales or other dispositions of assets which are not in the ordinary course of business or leases of real property or personal property (under which a Credit Party is lessor), in any such case, which have a Fair Market Value less than Cdn.$2,000,000 for any transaction and less than Cdn.$2,000,000 for all such transactions in any Fiscal Year and which are no longer used or useful in the Business, (d) licenses granted to third parties in the ordinary course of business, (e) property sold to any other Credit Party, and (f) any other disposition consented to by the Required Lenders. In the case of an expropriation, condemnation, destruction or other loss of any property, any insurance proceeds or other indemnity received as a result of such event may be used by the Credit Party within the 90-day period following the receipt of such insurance proceeds or other indemnity to replace the property so disposed of and such sale or disposition will not constitute an Asset Disposition. Similarly, if the proceeds of such disposition are used to replace the property so disposed of or to purchase another asset used in the Business within a 90-day period following such disposition, such disposition will not constitute an Asset Disposition.

      "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

      "Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

      "B/A Loan" means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Discount Rate.

      "Base Rate" means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by the Administrative Agent and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, and (ii) the Federal Funds Effective Rate plus 0.50%.

      "Base Rate Loan" means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the Base Rate.

      "Borrower" means Microcell Solutions Inc., a CBCA corporation, and its successors and permitted assigns.

      "Business" means, with respect to the Credit Parties, (i) the development, delivery or distribution in Canada of telecommunications services (including wireless voice, data or video services), (ii) any business or activity reasonably related thereto, including any business conducted by the Credit Parties on the Effective Date, and (iii) the acquisition, holding or exploitation of any licence relating to the delivery of the services described in clause (i) of this definition.

      "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario and Montreal, Quebec are authorized or required by applicable Law to remain closed and, in the case of any U.S. Dollar-denominated Loan, also a day on which commercial banks in New York, New York are authorized or required by applicable Law to remain closed and, in the case of any Eurodollar Loan, also a day on which commercial banks in London, England are authorized or required by applicable Law to remain closed.

      "Canadian Court" means the Superior Court of the Province of Quebec.

      "Canadian Dollars" and "Cdn.$" refer to lawful money of Canada.

      "Cdn.$ Loans" means the Loans denominated in Canadian Dollars.

      "Capital Expenditures" means, for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period that are capitalized) during such period that, in conformity with GAAP, are included in "capital expenditures", "additions to property, plant or equipment" or comparable items, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, in an amount not exceeding any insurance proceeds received in connection with such destruction or damage.

      "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

      "CBCA" means the Canada Business Corporations Act (Canada).

      "CCAA" means the Companies' Creditors Arrangement Act (Canada).

      "CDOR Rate" means, on any date, the annual rate of interest which is the rate based on an average rate applicable to Canadian Dollar banker's acceptances for the applicable period appearing on the "Reuters Screen CDOR Page", rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., Toronto time, on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be calculated as the arithmetic mean of the rates for the term referred to above applicable to Canadian Dollar banker's acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., Toronto time, on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.

      "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons, acting jointly or otherwise in concert, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Parent, and more than 30% of the issued and outstanding Equity Securities of the Parent; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent (as comprised on the Effective Date) by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated.

      "Change in Law" means (i) the adoption of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or, for purposes of Section 2.9(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of Law, but in the case of a request, guideline or directive not having the force of Law, being a request, guideline or directive with which Persons customarily comply) of any Governmental Authority made or issued after the date of this Agreement.

      "Collateral" means the property which is charged by or hypothecated under the Security Documents, and includes all property, rights and assets, present and future, of the Borrower, the

Parent and those subsidiaries of the Borrower or the Parent which have provided or may hereafter provide security to the Collateral Agent (or to any trustee or "fonde de pouvoir" for or on behalf of the Collateral Agent and/or the Lenders) to secure the obligations of the Borrower, the Parent and such subsidiaries under this Agreement and the other Financing Documents.

      "Collateral Agent" means JPMorgan Chase Bank, Toronto Branch, in its capacity as collateral agent and fonde de pouvoir for the Lenders hereunder, and pursuant to the Intercreditor Agreement, or any successor Collateral Agent appointed pursuant to the Intercreditor Agreement.

      "Collateral and Guarantee Requirement" means the requirement that:

      (i) the Collateral Agent (or the Administrative Agent in the case of a Guarantee) shall have received (i) from each Credit Party, a counterpart of each of the Security Documents duly executed and delivered on behalf of such Credit Party, and (ii) in the case of any Person that becomes a Credit Party after the Effective Date, either (as applicable) (A) a supplement to each applicable Security Document, in the form specified therein, duly executed and delivered on behalf of such Credit Party, and/or (B) additional Security Documents, in form and substance satisfactory to the Collateral Agent, duly executed and delivered on behalf of such Credit Party provided that if any of the Security Documents are not suitable for use in any jurisdiction, the applicable Credit Party shall provide to the Collateral Agent (or the Administrative Agent in the case of a Guarantee) alternative document(s) with substantially equivalent substantive effect and which are suitable for use in such jurisdiction;

      (ii) all outstanding Equity Securities of the Borrower, each other Subsidiary owned by or on behalf of any Credit Party, and each Unrestricted Subsidiary owned by or on behalf of any Credit Party, shall have been pledged pursuant to pledge agreements, in form and substance satisfactory to the Collateral Agent, and the Collateral Agent shall have received certificates or other instruments representing all such Equity Securities, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

      (iii) each promissory note evidencing any Indebtedness of any Credit Party or any Unrestricted Subsidiary that is owing to any other Credit Party shall have been pledged pursuant to pledge agreements, in form and substance satisfactory to the Collateral Agent, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

      (iv) all documents and instruments, including all PPSA financing statements or other appropriate filings, required by Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create (or continue the creation of) the Liens intended to be created by the Security Documents and perfect or render opposable against third parties (or continue to perfect or render opposable against third parties) such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

      (v) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property, duly executed and delivered by the owner of such Mortgaged Property, and (ii) such legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

      (vi) each Credit Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

      "Commitments" has the meaning set out in the Tranche A Exit Facility Agreement.

      "Contract Period" means the term of any B/A Loan selected by the Borrower in accordance with Section 2.2(b)(iv) commencing on the date of such B/A Loan and expiring on a Business Day which shall be either one month, two months, three months or, if available, as determined by the Administrative Agent in good faith, six months thereafter (or such other terms as may be requested by the Borrower and approved unanimously by the Lenders), provided that (i) subject to subparagraph (ii) below, each such period shall be subject to such extensions or reductions as may be determined by the Administrative Agent to ensure that each Contract Period will expire on a Business Day, and (ii) no Contract Period shall extend beyond the Maturity Date.

      "Control" means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

      "Credit Party" means the Parent, the Borrower, each of the Subsidiaries and any other Person which is a party to a Financing Document (other than the Administrative Agent, the Collateral Agent and the Lenders and their respective successors and assigns), but, for greater certainty, does not include any Unrestricted Subsidiary.

      "CRTC" means the Canadian Radio-television and Telecommunications Commission.

      "Currency Due" is defined in Section 2.13.

      "Default" means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

      "Discount Rate" means (i) with respect to any Lender which is a Schedule I chartered bank under the Bank Act (Canada), as applicable to a B/A Loan being made by such Lender on any day, the CDOR Rate on such day; and (ii) with respect to any Lender which is not a Schedule I chartered bank under the Bank Act (Canada), as applicable to a B/A Loan being made by such Lender on any day, the lesser of (a) the CDOR Rate on such day, plus 0.10%, and (b) the percentage discount rate quoted by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 10:00 a.m., Toronto time, on such date, be prepared to purchase banker's acceptances having a face amount and term comparable to the face amount and term of such B/A Loan.

      "EBITDA" means operating income (loss) excluding restructuring charges (to the extent of actual cash payments in respect thereof), impairment of intangible assets, depreciation and amortization, all as calculated in accordance with GAAP, and all as reported on the most recent financial statements delivered pursuant to Section 5.1, which shall be prepared in a manner consistent with prior periods.

      "ECF EBITDA" means operating income (loss) plus, to the extent deducted in calculating operating income (loss), non-cash restructuring charges, impairment of intangible assets, depreciation and amortization, all as calculated in accordance with GAAP, and all as reported on the most recent financial statements delivered pursuant to Section 5.1, which shall be prepared in a manner consistent with prior periods.

      "Effective Date" means the date on which all of the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 9.2.

      "Environmental Laws" means all Laws or binding agreements issued, promulgated or entered into by any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

      "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "Equity Securities" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person's capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

      "Eurodollar Loan" means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the Eurodollar Rate.

      "Eurodollar Rate" means, with respect to any Eurodollar Loan for any Interest Period, the rate for U.S. Dollar borrowings appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "Eurodollar Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which U.S. Dollar deposits of U.S.$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

      "Events of Default" has the meaning specified in Section 7.1.

      "Excess Cash Flow" means, for the Credit Parties for any Fiscal Year, consolidated ECF EBITDA of the Credit Parties for such period minus the sum (without duplication) of (i) scheduled principal payments made by the Credit Parties during such Fiscal Year under this Agreement and the Tranche B-Term Loan B Credit Agreement, to the extent such payments are permitted by the Intercreditor Agreement, (ii) principal payments made by the Credit Parties during such Fiscal Year under the Tranche A Exit Facility Agreement, to the extent that such payments result in a corresponding decrease in the commitment amounts under the Tranche A Exit Facility Agreement, (iii) the principal portion of scheduled payments made by the Credit Parties during such Fiscal Year on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are not restricted by the Tranche A Exit Facility Agreement, this Agreement and the Tranche B-Term Loan B Credit Agreement, (iv) cash interest paid by the Credit Parties in respect of such Fiscal Year, (v) cash taxes applicable to such Fiscal Year and paid or payable by the Credit Parties prior to the date of determination, and (vi) Capital Expenditures made by Credit Parties during such Fiscal Year to the extent not restricted by the Tranche A Exit Facility Agreement, this Agreement and the Tranche B-Term Loan B Credit Agreement.

      "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by Canada, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or Canadian federal withholding tax imposed under the Income Tax Act solely by reason of a Lender not dealing at arm's length with the Borrower within the meaning of the Income Tax Act other than solely by reason of the interest of such Lender in the rights and securities of the Borrower and the Guarantors acquired by such Lender pursuant to the Plan of Arrangement.

      "Existing Security" means the "Security Documents" as that term was defined in the Original Tranche B Credit Agreement.

      "Fair Market Value" means (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such marketable security on the Business Day next preceding such date, or, if there is no such closing sale price of such marketable security, the final price for the purchase of such marketable security at face value quoted on such Business Day by a financial institution of recognized standing selected by the Administrative Agent which regularly deals in securities of such type.

      "Federal Funds Effective Rate" means, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States of America arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Board of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by JPMorgan Chase Bank in New York City from three Federal funds brokers of recognized standing selected by it.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States of America.

      "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent.

      "Financing Documents" means this Agreement, the Security Documents, the Mortgages, the Intercreditor Agreement, the Lien Priority Agreement, the Amendment and Restatement Agreement and the Notices of Conversion/Continuation, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any Indebtedness or obligations of the Borrower or any Subsidiary (as applicable) hereunder or thereunder) now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

      "First Notes" means the first subordinated convertible 9% notes issuable by the Parent pursuant to a certain First Unit Indenture dated May 1, 2003 between Computershare Trust Company of Canada and the Parent.

      "First Preferred Shares" means first preferred shares in the capital of the Parent having the terms and conditions contemplated in the Parent Articles of Incorporation and includes the First Units following any conversion of such First Preferred Shares into the First Units.

      "First Units" has the meaning set out in the Parent Articles of Incorporation.

      "Fiscal Quarter" means any fiscal quarter of the Borrower.

      "Fiscal Year" means any fiscal year of the Borrower.

      "Fixed Charge Coverage Ratio" means, as of the last day of any Rolling Period, the ratio of (a) EBITDA of the Credit Parties for the previous two Fiscal Quarters ended on that date, multiplied by 2, to (b) the sum of (i) Interest Expense of the Credit Parties for such Rolling Period plus (ii) the aggregate of all scheduled principal payments on Indebtedness made by the Credit Parties during such Rolling Period plus (iii) Capital Expenditures made by the Credit Parties during such Rolling Period.

      "Foreign Lender" means any Lender that is a non-resident of Canada for Canadian tax purposes and not an "authorized foreign bank" under Section 2 of the Bank Act (Canada).

      "GAAP" means generally accepted accounting principles in Canada as in effect from time to time.

      "Governmental Authority" means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Basel Committee on Banking Supervision of the Bank for International Settlements.

      "Guarantee" of or by any Person (in this definition, the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the "primary credit party") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation.

      "Hazardous Materials" means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Law, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, including, asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "Income Tax Act" means the Income Tax Act (Canada), as amended from time to time.

      "Indebtedness" of any Person includes, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, excluding obligations in respect of the deferred purchase price of property or services for a period of up to 180 days from the date of incurrence of such obligations and excluding insurance premiums payable over the term of such Person's insurance policies to the extent done on commercially reasonable terms), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of banker's acceptances, and
(k) the net amount of obligations of such Person (determined on a marked-to-market basis) under Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general or limited partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For greater certainty, "Indebtedness" does not include short-term trade debt incurred in the ordinary course of business.

      "Indemnified Taxes" means all Taxes other than Excluded Taxes.

      "Indemnitee" has the meaning specified in Section 9.3(b).

      "Intercreditor Agreement" means the Amended and Restated Intercreditor and Collateral Agency Agreement substantially in the form attached as Exhibit B, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

      "Interest Coverage Ratio" means, as of the last day of any Rolling Period, the ratio of (a) EBITDA of the Credit Parties on a consolidated basis for the previous two Fiscal Quarters ended on the last day of such Rolling Period, multiplied by 2, to (b) the Interest Expense of the Credit Parties on a consolidated basis during such Rolling Period.

      "Interest Expense" shall mean, for any period, the total interest expense of the Credit Parties, plus, to the extent not included in such total interest expense, and to the extent incurred by the Credit Parties, without duplication (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount or financing fees,
(iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Swap Agreements (including amortization of fees), (vii) standby fees , (viii) dividends in respect of all the First Preferred Shares or the Second Preferred Shares and all other preferred stock issued by the Credit Parties and held by Persons other than the Credit Parties, and (ix) interest actually paid by any Credit Party on any Indebtedness of any other Person.

      "Interest Payment Date" means, (a) in the case of any Loan other than a Eurodollar Loan or a B/A Loan, each Quarterly Date during the term of this Agreement and the Maturity Date, and (b) in the case of a Eurodollar Loan, the last day of each Interest Period relating to such Eurodollar Loan, provided that if an Interest Period for any Eurodollar Loan is of a duration exceeding three months, then "Interest Payment Date" shall also include each date which occurs at each three month interval during such Interest Period.

      "Interest Period" means, with respect to a Eurodollar Loan, the period commencing on the first day of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of Prime Rate Loans, Base Rate Loans, B/A Loans and Eurodollar Loans which have Interest Periods or Contract Periods which will expire on or before such date, less the aggregate amount of any other principal payments or prepayments due during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment, and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Loan initially shall be the Effective Date and, in the case of a converted or continued Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

      "Investment" means, as applied to any Person (the "investor"), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor's business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Credit Parties in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

      "Judgment Currency" is defined in Section 2.13.

      "Laws" means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings, awards, notices or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of, or issued, promulgated or entered into by, any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and "Law" means any one or more of the foregoing.

      "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

      "Lenders" means the Persons listed as lenders on Schedule A, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person providing any Additional Loan which is a Loan hereunder.

      "Leverage Ratio" means, on any day, the ratio of (a) Indebtedness of the Credit Parties on a consolidated basis as of the date of determination, to (b) EBITDA of the Credit Parties on a consolidated basis for the previous two Fiscal Quarters ended on the most recent Quarterly Date, multiplied by 2.

      "Lien" means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities,
(d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

      "Lien Priority Agreement" means the Lien Priority Agreement substantially in the form attached as Exhibit D, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

      "Loan" is defined in Section 2.1.

      "Majority Term Loan A Lenders" means, at any time, Lenders with Loans representing more than 50% of the aggregate amount of Loans outstanding.

      "Material Adverse Change" means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

      "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole, which affect the ability of the Borrower to timely pay any amounts owing under the Credit Agreement or fulfil any other covenant or obligation of a material nature arising under the Financing Documents, or (b) the validity or enforceability of any of the Financing Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

      "Material Contract" means any contract, licence or agreement (i) to which any Credit Party is a party, (ii) which is material to, or necessary in, the operation of the Business of the Credit Parties, and (iii) which the Credit Parties cannot promptly replace by an alternative and comparable contract with comparable commercial terms.

      "Material Indebtedness" means Indebtedness of any one or more of the Credit Parties, other than Indebtedness hereunder, the aggregate principal amount of which exceeds Cdn.$5,000,000.

      "Maturity Date" means March 17, 2011.

      "Minimum Denomination" is defined in Section 2.1.

      "Moody's" means Moody's Investors Service, Inc.

      "Mortgage" means a mortgage, debenture, deed of trust, hypothec, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the obligations of the Borrower, the Parent or any Subsidiaries under this Agreement and the other Financing Documents. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

      "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by a Credit Party and identified as a Mortgaged Property on Schedule B, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to
Section 5.12.

      "Net Proceeds" means, (a) with respect to any Asset Disposition, the gross amount received by the Credit Parties from such Asset Disposition, including proceeds of any insurance policies received by the Credit Parties in connection with such Asset Disposition and amounts received by the Credit Parties pursuant to any expropriation proceeding or condemnation proceeding in connection with such Asset Disposition, minus the sum of (i) the amount, if any, of all Taxes paid or payable by the Credit Parties directly resulting from such Asset Disposition (including the amount, if any, estimated by such Credit Party in good faith at the time of such Asset Disposition for Taxes payable by the Credit Parties on or measured by net income or gain resulting from such Asset Disposition, taking into account any Tax losses or credits available or to be available to the Credit Parties at the time such Taxes are payable that are not used to offset other income or gains), and (ii) the reasonable out-of-pocket costs and expenses incurred by the Credit Parties in connection with such Asset Disposition (including reasonable brokerage commissions and customary fees and expenses of counsel, investment bankers and other advisors paid to a Person other than an Affiliate of the Credit Parties, but excluding any fees or expenses paid to an Affiliate of the Credit Parties), (b) with respect to any issuance of Equity Securities issued to a Person which is not another Credit Party, the gross amount received by the Credit Parties from such issuance of Equity Securities, minus the reasonable out-of-pocket costs and expenses incurred by the Credit Parties in connection with such issuance of Equity Securities (including reasonable legal, underwriting and brokerage fees and expenses paid to a Person other than an Affiliate of the Credit Parties, but excluding any fees or expenses paid to an Affiliate of the Credit Parties) and
(c) with respect to any issuance of Subordinated Debt issued to a Person which is not another Credit Party, the gross amount received by the Credit Parties from such issuance of Subordinated Debt, minus the reasonable out-of-pocket costs and expenses incurred by the Credit Parties in connection with such issuance of Subordinated Debt (including reasonable legal, underwriting and brokerage fees and expenses paid to a Person other than an Affiliate of the Credit Parties). For greater certainty, the Net Proceeds in respect of the issuance of Equity Securities or Subordinated Debt to a Credit Party shall be nil.

      "Notes" means the First Notes and the Second Notes.

      "Notice of Continuation/ Conversion" has the meaning set forth in Section 2.2(b).

      "Original Tranche B Credit Agreement" has the meaning set out in Introductory Statement A.

      "Parent" means Microcell Telecommunications Inc. (formerly 4130910 Canada Inc.) (incorporated on April 28, 2003), a CBCA corporation, and its successors and permitted assigns.

      "Parent Articles of Incorporation" means the restated articles of incorporation of the Parent as attached to the restated certificate of incorporation of the Parent dated May 20, 2003 and issued pursuant to the CBCA.

      "Participant" has the meaning set forth in Section 9.4 (d).

      "Payment Office" means the Administrative Agent's office located at Suite 1800, South Tower, Royal Bank Plaza, Toronto, Ontario, Attention: Corporate Banking Officers, (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).

      "PCS Network" means the digital mobile PCS network owned and operated by the Borrower.

      "Pension Plan" means any pension benefit plan in respect of which any Credit Party makes or has made contributions in respect of its employees.

      "Perfection Certificate" means a certificate in the form of Exhibit A to the general security agreements provided by the Credit Parties referred to under paragraph (ii) of the definition of "Security Documents", or in any other form approved by the Collateral Agent.

      "Permitted Investments" means:

      (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of any Canadian province), in each case maturing within one year from the date of acquisition thereof;

      (ii) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of the United States of America), in each case maturing within one year from the date of acquisition thereof;

      (iii) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating from Dominion Bond Rating Service of R-1
               (Low) or better, from Moody's of P-1 or better, or from Standard and Poor's Corporation of A-1 or better;

      (iv) investments in certificates of deposit, banker's acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender, any Schedule I chartered bank under the Bank Act (Canada), any domestic office of any chartered bank organized under the Laws of Canada which has a combined capital surplus and undivided profits of not less than Cdn.$500,000,000 or by any Affiliate of any such chartered bank provided that the obligations of such Affiliate are unconditionally guaranteed by such chartered bank or any financial institution subject to regulation by the Federal Reserve Board which has a combined capital surplus and undivided profits of not less than U.S.$500,000,000 or by any Affiliate of any such financial institution provided that the obligations of such Affiliate are unconditionally guaranteed by such financial institution;

      (v) fully collateralized repurchase agreements with a term of not more than 270 days for securities described in clauses (i), (ii) and (iii) above and (vi) below (but without regard to the maturity dates described therein) and entered into with a financial institution satisfying the criteria described in clause
               (iv) above; provided that any repurchase agreement relating to securities with a maturity date of more than 270 days includes a "mark to market" provision which is satisfactory to the Administrative Agent;

      (vi) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating from Dominion Bond Rating Service of R-1
               (Low) or better, from Moody's of P-1 or better, or from Standard and Poor's Corporation of A-1 or better; and

      (vii) investments in certificates of deposit maturing no more than 365 days from the date of acquisition thereof, issued by any chartered bank organized under the Laws of Canada for purposes of pledges of cash or cash equivalents to secure the issuance of letters of credit as permitted by Section 6.1(h).

      "Permitted Liens" means:

      (i) Liens in favour of the Tranche A Lenders (or an agent, trustee or "fonde de pouvoir" on their behalf) pursuant to the Tranche A Exit Facility Agreement, Liens in favour of the Tranche B-Term Loan B Lenders (or an agent, trustee or "fonde de pouvoir" on their behalf) pursuant to the Tranche B-Term Loan B Credit Agreement and Liens in favour of the Tranche C Lenders (or an agent, trustee or "fonde de pouvoir" on their behalf) pursuant to the Tranche C Credit Agreement;

      (ii) Liens in favour of the Lenders (or an agent, trustee or "fonde de pouvoir" on their behalf) for the obligations of the Borrower and other Credit Parties under or pursuant to the Financing Documents, and Liens granted pursuant to the Pre-Filing Credit Agreement and the Original Tranche B Credit Agreement;

      (iii) Liens granted by a Credit Party in favour of another Credit Party in order to secure any of its Indebtedness to the other Credit Party, provided that such Liens are subject to assignment, payment subordination and Lien subordination arrangements satisfactory to the Administrative Agent;

      (iv) Purchase Money Liens and Liens securing Capital Lease Obligations securing Indebtedness to the extent permitted by Section 6.1(g);

      (v) Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith in accordance with Section 5.3, and, during such period during which such Liens are being so contested, such Liens shall not be executed on any of the assets of the Credit Parties;

      (vi) carrier's, warehousemen's, mechanics', materialmen's, repairmen's, construction and other like Liens arising by operation of Law, arising in the ordinary course of business, which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, and, during such period during which such Liens are being so contested, such Liens shall not be executed on any of the assets of the Credit Parties, provided that the Credit Parties shall have set aside on their books reserves deemed adequate therefor and not resulting in qualification by auditors;

      (vii) statutory Liens incurred or pledges or deposits made under worker's compensation, unemployment insurance and other social security legislation;

      (viii) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business, and Liens in respect of cash collateral to secure reimbursement obligations in respect of letters of credit (other than letters of credit issued pursuant to the Tranche A Exit Facility Agreement), provided that, in each such case, such deposits or Liens existed on the Effective Date (and have not been extended or renewed after the Effective Date) and the amount of all such deposits and cash collateral shall not exceed Cdn.$4,500,000 in the aggregate at any time;

      (ix) servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Credit Parties;

      (x) Liens of or resulting from any judgement or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Credit Parties shall at any time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

      (xi) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due or delinquent;

      (xii) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

      (xiii) securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties;

      (xiv) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by the Credit Parties;

      (xv) Liens consisting of royalties payable with respect to any asset or property of the Credit Parties existing as of the Effective Date, provided that the existence of any such Lien on any material property or asset of the Credit Parties shall have been disclosed in writing to the Lenders prior to the Effective Date;

      (xvi) statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of the Credit Parties under Environmental Laws to which any assets of the Credit Parties are subject;

      (xvii) a Lien granted by a Credit Party to a landlord to secure the payment of arrears of rent in respect of leased property in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased property; and

any extension, renewal or replacement of any of the foregoing; provided that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Purchase Money Liens and Capital Lease Obligations as permitted by (iv) above.

      "Permitted Subordinated Refinancing Debt" means Indebtedness of the Parent that is used to refinance, replace, defease or refund, in whole or in part, the Indebtedness hereunder, provided that if, after the incurrence and application of such Indebtedness to refinance, replace, defease or refund, in whole or in part, the Indebtedness hereunder, there will still be Indebtedness outstanding hereunder, then (i) the principal amount of such Indebtedness will not exceed the principal amount of the Indebtedness so refinanced, replaced, defeased or refunded, plus any other amounts required to be paid in connection therewith and the reasonable and customary fees and expenses incurred in connection therewith,
(ii) no material terms applicable to such Indebtedness (including the covenants and events of default) will be materially less favourable to the Parent, the Borrower or the Lenders than the terms that are applicable hereunder, (iii) the covenants contained therein will be less restrictive than the covenants contained herein, (iv) there will be no principal amortization payments (including any sinking fund therefor) on such Indebtedness before the date which is six months after the Maturity Date, (v) such Indebtedness will mature at least six months after the Maturity Date, (vi) such Indebtedness will be Indebtedness of the Parent only, and will not be Guaranteed by the Borrower,
(vii) such

Indebtedness will be unsecured, (viii) such Indebtedness will accrue interest at a rate determined in good faith by the board of directors of the Parent to be a market rate of interest for such Indebtedness at the time of issuance thereof, and (ix) such Indebtedness will be otherwise on terms and conditions satisfactory to the Administrative Agent; provided, however, that the restrictions in subparagraphs (ii) and (ix) above shall not apply to pricing of such Indebtedness.

      "Person" includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

      "Plan of Arrangement" means the plan of reorganization and of compromise and arrangement (as such plan of reorganization and of compromise and arrangement may have been amended, modified or supplemented in accordance with its terms) filed with the Canadian Court on February 20, 2003 and sanctioned and approved by the Canadian Court on March 18, 2003 in the proceedings under the CCAA and CBCA commenced by the Pre-Filing Parent, the Pre-Filing Borrowers, and certain other direct and indirect subsidiaries of the Pre-Filing Parent on January 3, 2003.

      "PPSA" means the Personal Property Security Act (Ontario), as amended from time to time, or the analogous legislation in any other relevant jurisdiction.

      "Pre-Filing Borrowers" means Microcell Connexions Inc. and Microcell Solutions Inc. as borrowers under the Pre-Filing Credit Agreement.

      "Pre-Filing Credit Agreement" means the Amended and Restated Credit Agreement, dated as of May 7, 1999 (as amended, supplemented or otherwise modified or restated from time to time), among the Pre-Filing Borrowers, the Pre-Filing Parent, the lenders from time to time party thereto (collectively, the "Pre-Filing Lenders"), J.P. Morgan Bank Canada, as administrative agent and collateral agent for the Pre-Filing Lenders, and National Bank of Canada, as letter of credit issuing bank.

      "Pre-Filing Lenders" has the meaning set out in the definition of "Pre-Filing Credit Agreement".

      "Pre-Filing Parent" means 2861399 Canada Inc., formerly known as Microcell Telecommunications Inc.

      "Prime Rate" means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by the Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the one-month CDOR Rate in effect on such day, plus (B) 1.00%.

      "Prime Rate Loan" means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Prime Rate.

      "Purchase Money Lien" means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price, provided that such Lien
(i) secures an amount not exceeding the lesser of the purchase price of such personal property and the Fair Market Value of such personal property, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.

      "Quarterly Date" means the last day of each of March, June, September, and December in each calendar year.

      "Radiocom Licences" means all Authorizations issued to any Credit Party to operate wireless PCS communication systems in Canada pursuant to the provisions of the Radiocommunication Act (Canada).

      "Register" has the meaning set forth in Section 9.4(b).

      "Related Parties" means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

      "Required Lenders" means, at any time that the Tranche A Exit Facility remains outstanding, Tranche A Lenders with Commitments under the Tranche A Exit Facility Agreement (or with Tranche A Exit Facility Loans if such Commitments have been terminated) and Lenders with Loans collectively representing more than 50% of the aggregate amount of Commitments under the Tranche A Exit Facility Agreement (or Tranche A Exit Facility Loans if such Commitments have been terminated) and Loans then outstanding. When the Tranche A Exit Facility is no longer outstanding, "Required Lenders" means Lenders with Loans representing more than 50% of the aggregate amount of Loans outstanding.

      "Responsible Officer" means, with respect to any Person (other than a natural person), the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any Financial Officer of such Person; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.

      "Restricted Payment" shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on, or of any amount in respect of, a sinking or analogous fund or defeasance fund for any Indebtedness of such Person ranking in right of payment subordinate to any liability of such Person under the Financing Documents, (iv) of any principal of or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person,
(v) in respect of an Investment (other than a Permitted Investment), or (vi) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof.

      "Rolling Period" means each Fiscal Quarter taken together with the three immediately preceding Fiscal Quarters.

      "Sale/Leaseback Transaction" means any arrangement between a Credit Party and another Person (other than another Credit Party) providing for the leasing by the Credit Party of property which has been or is to be sold or transferred by the Credit Party to such other Person.

      "Second Notes" means the second subordinated convertible 9% notes issuable by the Parent pursuant to a certain Second Unit Indenture dated May 1, 2003 between Computershare Trust Company of Canada and the Parent.

      "Second Preferred Shares" means the second preferred shares in the capital of the Parent having the terms and conditions contemplated in the Parent Articles of Incorporation and includes the Second Units following any conversion of such Second Preferred Shares into the Second Units.

      "Second Units" has the meaning set out in the Parent Articles of Incorporation.

      "Security Documents" means the following:

  (i) a guarantee executed by each Credit Party other than the Borrower in favour of the Administrative Agent, as agent for the Lenders, dated as of the date hereof and in form and substance satisfactory to the Administrative Agent;

  (ii) a general security agreement executed by each Credit Party in favour of the Collateral Agent, as agent for the Lenders and the Administrative Agent, dated as of the date hereof and in form and substance satisfactory to the Administrative Agent, constituting a first-priority Lien on all property from time to time of each Credit Party, subject only to Permitted Liens;

  (iii) a hypothec executed by each Credit Party in favour of the Collateral Agent, in its capacity as "fonde de pouvoir" for the Lenders appointed pursuant to Section 8.11 hereof (together with a bond issued pursuant to such hypothec and a pledge agreement pledging such bond), each dated as of the date hereof and in form and substance satisfactory to the Administrative Agent, constituting a first-priority hypothecation of all property from time to time of each Credit Party, subject only to Permitted Liens; and

  (iv) mortgages executed by each Credit Party in favour of the Collateral Agent, in its capacity as agent for the Lenders and the Administrative Agent, dated as of the date hereof and in form and substance satisfactory to the

          Administrative Agent, constituting a first-priority Lien on all real property from time to time of such Credit Party, subject only to Permitted Liens.

      "Senior Leverage Ratio" means, on any day, the ratio of (a) the outstanding Indebtedness of the Credit Parties on a consolidated basis, as of the date of determination minus an amount equal to any outstanding Subordinated Debt and unsecured Indebtedness as of the date of determination, to (b) EBITDA of the Credit Parties on a consolidated basis for the previous two Fiscal Quarters ended on the most recent Quarterly Date, multiplied by 2.

      "Subordinated Debt" means Indebtedness of the Parent or the Borrower that has the following attributes: (i) no material terms applicable to such Indebtedness (including the covenants and events of default) will be materially less favourable to the Parent, the Borrower or the Lenders than the terms that are applicable hereunder, (ii) the covenants contained therein will be less restrictive than the covenants contained herein, (iii) there will be no principal amortization payments (including any sinking fund therefor) on such Indebtedness before the date which is six months after the Maturity Date, (iv) such Indebtedness will mature at least six months after the Maturity Date, (v) such Indebtedness will be unsecured, (vi) such Indebtedness will accrue interest at a rate determined in good faith by the board of directors of the Parent or the Borrower to be a market rate of interest for such Indebtedness at the time of issuance thereof, and (vii) such Indebtedness will be otherwise on terms and conditions satisfactory to the Administrative Agent; provided, however, that the restrictions in subparagraphs (i) and (vii) above shall not apply to pricing of such Indebtedness.

      "Subscriber" means an end user of the Borrower's Fido wireless communication services that has been assigned a mobile identification number by the Borrower and whose mobile identification number has been activated on the Borrower's billing system or platform such that the Borrower can record and bill the airtime used by that end user.

      "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, limited partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, limited partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

      "Subsidiary" means any subsidiary of the Parent (other than the Borrower and any Unrestricted Subsidiary).

      "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

      "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

      "Tranche A Exit Facility" has the meaning set out in the Parent Articles of Incorporation.

      "Tranche A Exit Facility Agreement" means the credit facility agreement, dated as of May 1, 2003 and amended and restated as of the date hereof, establishing the terms and conditions of the Tranche A Exit Facility, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

      "Tranche A Exit Facility Loans" means the revolving loans owing by the Borrower to the Tranche A Lenders pursuant to the Tranche A Exit Facility Agreement.

      "Tranche A Lenders" means the lenders under the Tranche A Exit Facility Agreement.

      "Tranche B Debt" has the meaning set out in the Parent Articles of Incorporation.

      "Tranche B-Term Loan B Credit Agreement" means the credit agreement, dated as of the date hereof, among the Parent, the Borrower, the financial institutions from time to time parties thereto as lenders, JPMorgan Chase Bank, Toronto Branch, as administrative agent and collateral agent, J.P. Morgan Securities Inc. as sole bookrunner and joint lead arranger, and Credit Suisse First Boston, as syndication agent and joint lead arranger which, together with this Agreement and the Amendment and Restatement Agreement amends and restates the Tranche B Debt and establishes the terms and conditions of the Tranche B-Term Loan B Loans, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

      "Tranche B-Term Loan B Lenders" means the lenders under the Tranche B-Term Loan B Credit Agreement.

      "Tranche B-Term Loan B Loans" means the secured non-revolving term loans in the aggregate principal amount of the U.S.$ Equivalent of Cdn.$200,000,000 owing by the Borrower to the Tranche B-Term Loan B Lenders under the Tranche B-Term Loan B Credit Agreement.

      "Tranche B Threshold Amount" has the meaning set out in Section 2.4.

      "Tranche C Credit Agreement" means the credit agreement, dated as of May 1, 2003, establishing the terms and conditions of the Tranche C Loans, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

      "Tranche C Lenders" means the lenders under the Tranche C Credit
Agreement.

      "Tranche C Loans" means the secured non-revolving term loans in the aggregate principal amount of Cdn.$50,000,000 owing by the Borrower to the Tranche C Lenders under the Tranche C Credit Agreement.

      "Transactions" means the execution, delivery and performance by the Borrower and the other Credit Parties of this Agreement and the other Financing Documents.

      "Type", when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Prime Rate, the Base Rate, the Discount Rate or the Eurodollar Rate.

      "Units" means the First Units and the Second Units.

      "Unrestricted Subsidiary" means Inukshuk Internet Inc. and Telcom Investments Inc. (but in the case of Telcom Investments Inc., only for so long as its sole activity is serving as general partner of GSM Capital Partners), and their respective successors and permitted assigns.

      "U.S. Dollars" and "U.S.$" refer to lawful money of the United States of America.

      "U.S.$ Equivalent" means, at the date of determination, the amount of U.S. Dollars that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such date.

      "U.S.$ Hedges" is defined in Section 5.13.

      "U.S.$ Loans" means the Loans denominated in U.S. Dollars.

      "wholly-owned subsidiary" of a Person means any subsidiary of such Person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

1.2 TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". The word "or" is disjunctive; the word "and" is conjunctive. The word "shall" is mandatory; the word "may" is permissive. The words "to the knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have
been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns,
(d) the words "this Agreement", "this Credit Agreement", "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement (as the same may be amended, supplemented or otherwise modified or restated from time to time) in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of this Agreement and used in the preparation of the financial statements of the Borrower and the Credit Parties referred to in
Section 5.1. For greater certainty, should the classification given to the First Notes and Second Notes or the First Units and Second Units change under GAAP, such that the Notes or Units would be treated as debt instead of equity, the parties hereto acknowledge and agree that, for the purposes of calculating, and compliance with, the financial ratios and financial covenants set forth hereunder, the classification given to the said Notes and Units as at the date of this Agreement shall be the classification used until the termination of this Agreement. Notwithstanding any provisions of GAAP, the First Preferred Shares and the Second Preferred Shares shall not be treated as Indebtedness for the purposes of calculating, and compliance with, the financial ratios and financial covenants set forth hereunder. Any financial ratios required to be maintained by the Borrower and the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement. In the event of a change in GAAP, the Borrower and the Administrative Agent shall negotiate in good faith to revise (if appropriate) such ratios and covenants to reflect GAAP as then in effect, and any new ratio or covenant shall be subject to approval by the Required Lenders. In the event that such negotiation is successful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of such revision.

1.4 TIME. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Financing Documents.

1.5 PERMITTED LIENS. Any reference in any of the Financing Documents to Permitted Liens is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Financing Documents to any Permitted Liens.

1.6 SCHEDULES AND EXHIBITS. The following Schedules and Exhibits are attached to and form part of this Agreement:

SCHEDULES:

Schedule A         -    Lenders' Loans
Schedule B         -    Disclosed Matters

EXHIBITS:

Exhibit A          -    Form of Assignment and Assumption
Exhibit B          -    Form of Intercreditor Agreement
Exhibit C          -    Form of Notice of Continuation/Conversion
Exhibit D          -    Form of Lien Priority Agreement

ARTICLE 2

                                      LOANS

2.1 LOANS. Subject to the terms and conditions and relying upon the representations, warranties and covenants herein set forth, each Lender agrees to make available and the Borrower agrees to avail itself of the loans set out in Schedule A (the "Loans") in a single advance on the Effective Date. The initial amount of, and the currency of, each Lender's Loans as at the Effective Date will be as set forth in Schedule A; provided that each advance of a Loan shall be denominated in the currency set out next to such Loan in Schedule A and the aggregate initial principal amount of Loans shall not exceed Cdn.$200,000,000 (or the U.S.$ Equivalent thereof). Cdn.$ Loans shall consist entirely of Prime Rate Loans and B/A Loans, and U.S.$ Loans shall consist entirely, subject to Section 2.8, of Base Rate Loans and Eurodollar Loans, in each case as the Borrower may request in accordance herewith. The Cdn.$ Loans shall initially be Prime Rate Loans and the U.S.$ Loans shall initially be Base Rate Loans unless the Borrower has provided a notice pursuant to Section 2.2(b) within such time period set out therein, electing a B/A Loan or a Eurodollar Loan, as appropriate. Without limitation of any of the foregoing, the Borrower hereby acknowledges and agrees that its liability in respect of the Loans shall be absolute and unconditional. Nothing in this Agreement or in any other Financing Document shall be construed as a commitment by any Lender to make any additional loan or other credit available under this Agreement or in any other Financing Document. At the commencement of each Contract Period for any B/A Loan or Interest Period for any Eurodollar Loan, such Loan shall be in an aggregate amount that is an integral multiple of $500,000
(the "Minimum Denomination") and not less than $5,000,000, in each case measured in the currency of such Loan. Cdn.$ Loans and U.S.$ Loans of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 B/A Loans or 5 Eurodollar Loans outstanding by each Lender. The Lenders acknowledge that the Loans and the Liens granted as security therefor are subject to the terms of the Lien Priority Agreement.

2.2         CONTINUATION, CONVERSION AND ROLL-OVER ELECTIONS.

      (a)   The Borrower may:

            (i) elect, as of any Business Day, in the case of Prime Rate Loans, to convert any Prime Rate Loans (or any part thereof in an amount not less than Cdn.$5,000,000, or that is in an integral multiple of the Minimum Denomination in excess thereof) into B/A Loans;

            (ii) elect, as of the last day of the applicable Contract Period, to roll over any B/A Loans which have Contract Periods expiring on such day (or any part thereof in an amount not less than Cdn.$5,000,000, or that is in an integral multiple of the Minimum Denomination in excess thereof), or to convert such B/A Loans into Prime Rate Loans;

            (iii) elect, as of any Business Day, in the case of Base Rate Loans, to convert any Base Rate Loans (or any part thereof in an amount not less than U.S.$5,000,000, or that is in an integral multiple of the Minimum Denomination in excess thereof) into Eurodollar Loans; or

            (iv) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Loans which have Interest Periods expiring on such day (or any part thereof in an amount not less than U.S.$5,000,000, or that is in an integral multiple of the Minimum Denomination in excess thereof), or to convert such Eurodollar Loans into Base Rate Loans;

            provided that (i) if at any time the aggregate amount of Eurodollar Loans with respect to any Interest Period is reduced, by payment, prepayment or conversion, to less than U.S.$5,000,000, such Eurodollar Loans shall automatically convert into Base Rate Loans upon the expiration of the then current Interest Period, and (ii) B/A Loans may not be rolled over if the amount remaining, after partial conversion into Prime Rate Loans upon the expiration of the applicable Contract Period, is less than Cdn.$5,000,000, and such amount remaining shall automatically convert into Prime Rate Loans upon the expiration of such Contract Period ; provided further that if the Notice of Continuation/Conversion shall fail to specify the duration of the Contract Period or Interest Period with respect to any B/A Loan or Eurodollar Loan, such Contract Period or Interest Period, as applicable, shall be one month.

      (b) The Borrower shall deliver a notice of continuation/conversion ("Notice of Continuation/Conversion"), in the form attached hereto as Exhibit C, to the Administrative Agent not later than 12:00 noon (Toronto, Ontario time) at least three (3) Business Days in advance of the continuation/conversion date, if the Loans are to be converted into or continued as B/A Loans or Eurodollar Loans, as applicable, and specifying (i) the proposed continuation/conversion date; (ii) the aggregate amount of Loans to be converted or renewed, and the currency of such Loans; (iii) the Type of Loans resulting from the proposed conversion or continuation; and (iv) the duration of the requested Interest Period or Contract Period, as applicable; provided that the Borrower may not select an Interest Period or Contract Period that ends after the Maturity Date, and provided further that the Borrower may notify the Administrative Agent by telephone by such time, provided that any such telephone notice is promptly confirmed by a Notice of Confirmation/Conversion. If, upon the expiration of any Interest Period or Contract Period applicable to Eurodollar Loans or B/A Loans, respectively, the Borrower has failed to deliver timely a Notice of Continuation/Conversion to be applicable to such Eurodollar Loans or B/A Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Loans or B/A Loans into Base Rate Loans or Prime Rate Loans, respectively, effective as of the expiration date of such Interest Period or Contract Period.

      (c) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made rateably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

      (d) For greater certainty, a Loan may not be converted into a currency different than the currency in which it was advanced on the Effective Date.

      (e) Although this Agreement refers to multiple advances/loans as well as to rollovers, extensions and conversions of advances/loans, subject to Section 2.17, there is only one advance of funds under this Agreement. The intention of the parties is that reference to multiple loans as well as to rollovers, extensions and conversions is merely to provide a mechanism for calculating interest on the Loans, and should not be construed as referring to more than one loan under this Agreement.

2.3         INTEREST AND ACCEPTANCE FEES.

      (a) Each Prime Rate Loan shall bear interest (computed in arrears on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Prime Rate plus the Applicable Margin. Each Base Rate Loan shall bear interest (computed in arrears on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin. Each B/A Loan shall bear interest (computed in advance on the basis of the actual number of days in the relevant Contract Period) over a year of 365 days or 366 days (as the case may be) at the Discount Rate plus the Applicable Margin. Each Eurodollar Loan shall bear interest (computed in arrears on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

      (b) Notwithstanding the foregoing, if any principal of any Loan payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan. If any interest on any U.S.$ Loan or any fee or other amount payable by the Borrower hereunder in U.S. Dollars is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to Base Rate Loans. If any interest on any Cdn.$ Loan or any fee or other amount payable by the Borrower hereunder in Canadian Dollars is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to Prime Rate Loans.

      (c) Accrued interest on each Loan (other than B/A Loans) shall be payable in arrears on each Interest Payment Date and, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest on each B/A Loan shall be payable in advance on the first day of the Contract Period applicable thereto.

      (d) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate, Base Rate, Eurodollar Rate or Discount Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

      (e) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

      (f) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by that Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

            (i) first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Section 2.3; and

            (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

2.4 REPAYMENT OF LOANS. The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the Lenders, the unpaid principal amount of all of the Loans on the Maturity Date. In addition, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, quarterly instalments in respect of the Loans on each March 31, June 30, September 30 and December 31 (the "Amortization Dates"), commencing on June 30, 2004, in the amounts and on the dates set forth below (in each case as reduced by the application of any prepayments made pursuant to Section 2.6 or the Intercreditor Agreement). Repayments shall be applied pro rata against all Loans outstanding hereunder, and shall be made in the currency of the applicable Loan being repaid. No payment on account of any Loan (including any prepayment) may be reborrowed.

                                                                       AMOUNT
                                                        (BEING A PERCENTAGE OF THE ORIGINAL
                      DATE                                 PRINCIPAL AMOUNT OF THE LOANS)
-------------------------------------------------    ------------------------------------------
Each Amortization Date in 2004, 2005, 2006, 2007,    1.25% (in Cdn.$ for the Cdn.$ Loans
2008 and March 31, 2009                              and in U.S.$ for the U.S.$ Loans)

June 30, 2009, September 30, 2009, December 31,      9.375% (in Cdn.$ for the Cdn.$ Loans
2009 and each Amortization Date in 2010              and in U.S.$ for the U.S.$ Loans)

March -, 2011                                        Balance Outstanding (in Cdn.$ or the U.S.$
                                                     Equivalent thereof)

Notwithstanding the Parent Articles of Incorporation and any agreement to the contrary and for greater certainty, if a repayment required by this Section 2.4 would result in the repayment of an amount exceeding 25% of the aggregate original principal amount of the Loans (the "Tranche B Threshold Amount") on or before the fifth anniversary of the Effective Date, taking into account all scheduled repayments and mandatory prepayments made hereunder and pursuant to the Excess Cash Flow payments and payments of Net Proceeds of the issuance of Equity Securities set out in Section
2.2 of the Intercreditor Agreement, then that repayment shall not be paid to the Lenders until the date which is five years and one day after the Effective Date, to the extent that such amount would cause the Tranche B Threshold Amount to be exceeded.

2.5         EVIDENCE OF DEBT.

      (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, in the cases of B/A Loans and Eurodollar Loans, the relevant Contract Period or Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

      (c) The entries made in the accounts maintained pursuant to Sections 2.5(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.

      (d) Any Lender may request that Loans (other than B/A Loans) made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

      (e) If any Amortization Payment is required to be made on a day which is not a Business Day, such Amortization Payment shall be payable on the next Business Day.

2.6         PREPAYMENTS OF LOANS; PAYMENTS PURSUANT TO OTHER NEW INSTRUMENTS.

      (a)   Excess Cash Flow Sweep; Asset Sales; Equity Securities.

            (i) The Credit Parties shall comply with the mandatory prepayment provisions set out in Section 2.2 of the Intercreditor Agreement.

            (ii) The Borrower shall provide to the Administrative Agent written notice of any payment to be made pursuant to Section 2.2 of the Intercreditor Agreement at least three Business Days prior to the date such payment is to be made. If any such notice is given, the amount specified in such notice shall be due and payable on the date required by Section 2.2 of the Intercreditor Agreement, together with any amounts payable pursuant to Section 2.10 (it being agreed that the full amount of any mandatory payment to be made in respect of a Eurodollar Loan will be deposited in a cash collateral account maintained by the Administrative Agent and will be applied by the Administrative Agent against the amount of such Eurodollar Loan on the earlier of the maturity of the relevant Eurodollar Loan, or upon the occurrence of an Event of Default, as applicable). Upon receipt of any notice given pursuant to this Section, the Administrative Agent shall promptly notify each affected party of the contents thereof and of such party's Applicable Percentage of such payment. No prepayment of any Loan may be reborrowed.

            (iii) If a repayment required by this Section 2.6 or the
                  Intercreditor Agreement would result in the repayment of an amount exceeding the Tranche B Threshold Amount on or before the fifth anniversary of the Effective Date, taking into account all scheduled repayments pursuant to Section 2.4 and all mandatory prepayments made under Section 2.2 of the Intercreditor Agreement and all other mandatory repayments, then, notwithstanding the provisions of the Parent Articles of Incorporation, that repayment shall not be paid to the Lenders until the date which is five years and one day after the Effective Date, to the extent that such amount would cause the Tranche B Threshold Amount to be exceeded.

      (b) Voluntary Prepayments. The Borrower may, at its option, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, upon giving three Business Days' prior written notice to the Administrative Agent; provided, however, that the Borrower may not prepay any B/A Loans but may defease a B/A Loan in accordance with Section 2.7(d). Such notice shall specify the date and amount of prepayment and whether the prepayment is of

            Prime Rate Loans, Base Rate Loans, Eurodollar Loans or any combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's Applicable Percentage of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.10 and accrued interest to such date on the amount prepaid in accordance with Section 2.3. Each voluntary prepayment of any Cdn.$ Loan shall be in a minimum principal amount of Cdn.$1,000,000 and in an integral multiple of Cdn.$100,000, and each voluntary prepayment of any U.S.$ Loan shall be in a minimum principal amount of U.S.$1,000,000 and in an integral multiple of U.S.$100,000. Each voluntary prepayment of any Loan shall be permanent.

      (c) Notice by Borrower. Each notice provided by the Borrower hereunder in respect of any payment hereunder shall be irrevocable and shall specify the payment date and the principal amount of each Loan or portion thereof to be prepaid.

      (d) Notice by Administrative Agent. Upon receipt of a notice of payment pursuant to this Section 2.6 or the Intercreditor Agreement, the Administrative Agent shall promptly notify each affected party of the contents thereof and of such party's rateable share of such payment.

2.7         B/A LOANS.

      (a) Subject to the terms and conditions of this Agreement, the Borrower may request a B/A Loan in accordance with Section 2.2.

      (b) No Contract Period with respect to a B/A Loan shall extend beyond the Maturity Date.

      (c) Subject to repayment requirements, on the last day of the relevant Contract Period for a B/A Loan, the Borrower shall be entitled to convert such B/A Loan into another Type of Loan, or to roll over such B/A Loan into another B/A Loan, all in accordance with the applicable provisions of this Agreement.

      (d) Except as required by any Lender upon the occurrence of an Event of Default, no B/A Loan may be repaid by the Borrower prior to the expiry date of the Contract Period applicable to such B/A Loan; provided, however, that the Borrower may defease any B/A Loan by depositing with the Administrative Agent an amount that is sufficient to repay such B/A Loan on the expiry date of the Contract Period applicable to such B/A Loan.

2.8 ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Loan:

      (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

      (b) the Administrative Agent is advised by the Majority Term Loan A Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective, and (ii) if any Notice of Conversion/Continuation requests a Eurodollar Loan, such Loan shall be made as a Base Rate Loan.

2.9         INCREASED COSTS; ILLEGALITY.

      (a)   If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

            (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Indemnified Tax or other charge with respect to its Eurodollar Loans or participation therein, or its obligation to make Eurodollar Loans);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to increase the cost to such Lender of participating in any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

      (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and such Lender's desired return on capital), then from time to time the

            Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

      (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Sections 2.9(a) or (b), together with a brief description of the Change in Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to "match contracts" or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

      (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender's right to demand such compensation.

      (e) In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Loan has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Change in Law, or by any applicable guideline or order (whether or not having the force of Law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders). Upon the giving of the notice to the Borrower referred to in this
            Section 2.9(e), the Borrower's right to request (by continuation, conversion or otherwise), and such Lender's obligation to make, Eurodollar Loans shall be immediately suspended, and thereafter any requested conversion into, or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed to be a request for a Base Rate Loan, and if the affected Eurodollar Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Administrative Agent and the affected Lender, convert each such Eurodollar Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.9(e).

2.10 BREAK FUNDING PAYMENTS. In the event of (a) the failure by the Borrower to convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, (b) the payment or conversion of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over
(ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.11        TAXES.

      (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), the Administrative Agent or relevant Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

      (b) In addition to the payments by the Borrower required by Section 2.11(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

      (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

      (d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) In the event that the Borrower is required by applicable Law to deduct any Indemnified Taxes from any payment hereunder, any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), if requested to do so by the Borrower, at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

2.12        PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS.

      (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, amounts payable under any of Sections 2.9, 2.10 or 2.11, or otherwise) prior to 12:00 noon, Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a Eurodollar Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under this Section 2.12 in respect of Eurodollar Loans and Base Rate Loans shall be made in U.S. Dollars. All other payments under this Section 2.12 shall be made in Canadian Dollars.

      (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied
            (i) first, towards payment of any amounts payable to the Administrative Agent pursuant to Section 9.3, (ii) second, towards payment of interest and fees then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

      (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.12(c) shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

      (d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate equal to the cost of funds to the Administrative Agent (if such amount is denominated in Canadian Dollars) or at the Federal Funds Effective Rate (if such amount is denominated in U.S. Dollars).

      (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Section 2.12(d) until all such unsatisfied obligations are fully paid.

2.13 CURRENCY INDEMNITY. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Financing Document, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or under any other Financing Document in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose "rate of exchange" means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Financing Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Financing Document or under any judgment or order.

2.14        MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

      (a) If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
            Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 or 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      (b) If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
            Section 2.11, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the

            Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to
            Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if an Event of Default has occurred and is continuing or if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.15 INDEMNITY FOR RETURNED PAYMENTS. If after receipt of any payment which is applied to the payment of all or any part of the Loans, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Loans or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender and the Borrower shall be liable to pay to the Administrative Agent and the Lenders, and hereby does indemnify the Administrative Agent and the Lenders and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.15 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent's and the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.15 shall survive the termination of this Agreement.

2.16 EXISTING SECURITY. The Borrower and the Parent confirm that the Liens granted pursuant to the Pre-Filing Credit Agreement and the Existing Security shall remain in full force and effect as security for the obligations of the Borrower and the Parent hereunder, in addition to the Security Documents.

2.17        ADDITIONAL LOANS.

      (a) Subject to the terms and conditions hereof, at any time after the Effective Date, the Borrower may request that the Lenders or any other Persons establish in favour of the Borrower one or more additional Loans or Tranche A Exit Facility

            Loans or Commitments in an aggregate principal amount, for all such additional Loans or Tranche A Exit Facility Loans or Commitments, not exceeding Cdn.$25,000,000 (each such additional loan or Commitment, an "Additional Loan"), provided that no Default has occurred and is continuing and that the Credit Parties would remain in pro forma compliance with the financial covenants in Section 5.14 immediately after giving effect to the Additional Loans.

      (b) Notwithstanding anything to the contrary in this Agreement, (i) no Additional Loan shall require the consent of any Lender other than any Lender providing all or part of the Additional Loan, but each Additional Loan shall require the approval of the Administrative Agent, (ii) no Lender shall have any obligation to participate in any Additional Loan unless it agrees to do so in its sole discretion, (iii) the aggregate amount of all Additional Loans shall not exceed Cdn.$25,000,000, (iv) no Additional Loans shall mature prior to the Maturity Date (if the Additional Loans are Loans hereunder) or the maturity date of the Tranche A Exit Facility (if the Additional Loans are Tranche A Exit Facility Loans), and (v) no Additional Loan shall have the benefit of any representations, warranties, covenants, events of default or other material provisions (other than pricing, which shall be determined by the Borrower and the lenders providing the Additional Loans) which are not also extended to the Lenders (if the Additional Loans are Loans hereunder) or the Tranche A Lenders (if the Additional Loans are Tranche A Exit Facility Loans).

      (c) Any Additional Loan shall be documented pursuant to an amendment agreement, or an amended and restated version of this Agreement (or the Tranche A Exit Facility Agreement, as appropriate) satisfactory to the Administrative Agent and executed by the Credit Parties, the lenders providing the Additional Loans and the Administrative Agent. For greater certainty, any Person providing any such Additional Loan (if the Additional Loans are Loans hereunder) shall be entitled to share pro rata in any prepayments made by the Borrower to the Lenders and the obligations of the Borrower and the other Credit Parties under any such Additional Loan (if the Additional Loans are Loans hereunder) shall be secured pari passu with the other Loans hereunder.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Parent represents and warrants to the Administrative Agent and the Lenders that:

3.1 ORGANIZATION; POWERS. The Borrower and each other Credit Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 AUTHORIZATION; ENFORCEABILITY. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Financing Documents have been duly executed and delivered by the Borrower and each other Credit Party (as applicable) and constitute legal, valid and binding obligations of the Borrower and each other Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 GOVERNMENTAL APPROVALS; NO CONFLICTS. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except those disclosed in Schedule B, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of the Borrower or any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Credit Party, except for any Lien arising in favour of the Collateral Agent, for the benefit of the Lenders, under the Financing Documents.

3.4         FINANCIAL CONDITION; NO MATERIAL ADVERSE EFFECT

      (a) The Parent has furnished to the Lenders its consolidated balance sheets and statements of income, retained earnings and changes in financial position as of and for the Fiscal Year ended December 31, 2003, certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. The Parent, the Borrower and the Subsidiaries do not have any material liabilities (contingent or otherwise) that are not reflected in such financial statements.

      (b) Since December 31, 2003, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

      (c) All information (including the information contained in all financial statements) pertaining to the Parent, its Subsidiaries and any Unrestricted Subsidiary (other than projections) that has been or will be made available to the Lenders or the Administrative Agent by the Parent or any representative of the Parent and its Subsidiaries, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders or the Administrative Agent by the Parent or the Borrower or any representative of the Parent or the Borrower have been or will be prepared in good faith based upon assumptions that were reasonable when made.

3.5         LITIGATION.

      (a) There are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any other Credit Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect other than the matters disclosed in Schedule B, or (ii) that involve this Agreement, any other Financing Document, or the Transactions.

      (b) Except for the matters disclosed in Schedule B and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Credit Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

3.6 COMPLIANCE WITH LAWS AND AGREEMENTS. The Borrower and each other Credit Party is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any other Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

3.7 TAXES. The Borrower and each other Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provisions for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Credit Party, as applicable, has set aside on its books adequate reserves.

3.8 TITLES TO REAL PROPERTY. Each Credit Party has indefeasible fee simple title to its respective owned real properties, and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens. All real property owned by each Credit Party as at the Effective Date is described in Schedule B. All real property lease agreements pursuant to which any Credit Party leases any office space or switch room premises as at the Effective Date are described in Schedule B.

3.9 TITLES TO PERSONAL PROPERTY. Each Credit Party has valid indefeasible title to all of its respective personal property, free and clear of all Liens except Permitted Liens.

3.10        PENSION PLANS. No Credit Party has established or maintains a
Pension Plan.

3.11 DISCLOSURE. Each Credit Party has made available to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.12 DEFAULTS. No Credit Party is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in either case in any respect that would have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party, or under any Material Contract.

3.13 CASUALTIES; TAKING OF PROPERTIES. Since December 31, 2003, neither the Business nor the properties of the Borrower or any other Credit Party have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

3.14 SUBSIDIARIES. As of the Effective Date, the Borrower has no subsidiaries other than those listed in Schedule B. As of the Effective Date, the Parent has no subsidiaries except the Borrower and the subsidiaries of the Parent listed in Schedule B. The Pre-Filing Parent has no assets and is in the process of liquidation and dissolution pursuant to Part XVIII of the CBCA.

3.15 INSURANCE. All policies of fire, liability, workers' compensation, casualty, flood, business interruption and other forms of insurance owned or held by each of the Credit Parties are: sufficient for compliance with all requirements of applicable Law and of all Material Contracts; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of each Credit Party; and will not in any way be affected by, or terminate or lapse by reason of, the Transactions. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. No Credit Party maintains any self-insurance program or deductible limits with respect to its assets or operations or material risks with respect thereto in excess of Cdn.$1,000,000 (or U.S.$1,000,000 in the case of directors and officers liability coverage). The certificate of insurance delivered to the Lenders pursuant to Section 4.1(i) contains an accurate and complete description of all material policies of insurance owned or held by each Credit Party on the Effective Date.

3.16 MATERIAL CONTRACTS. Schedule B sets out each Material Contract in effect as at the Effective Date. A copy of each such Material Contract (each of which copies is true and complete except for provisions thereof which by the express terms thereof may only be disclosed to authorized representatives of the parties thereto) has been delivered to the Administrative Agent. Each Material Contract is in full force and effect. No Credit Party is in default under or in breach of any term or condition of any Material Contract that would have, either individually or in the aggregate, a Material Adverse Effect, nor is any Credit Party aware of any default under or breach of any term or condition of any Material Contract by any other party thereto that would have a Material Adverse Effect. No Material Contract contains any material provisions which impose burdensome or onerous obligations on any Credit Party which are inconsistent with prudent commercial activity by each Credit Party.

3.17 ENVIRONMENTAL MATTERS. Except as disclosed to the Lenders in Schedule B:

      (a) Environmental Laws, etc. Neither any property of any Credit Party nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

      (b) Notices, Permits, etc. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by any Credit Party in connection with the operation or use of any and all property of any Credit Party, including but not limited to past or present treatment, transportation, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

      (c) Hazardous Substances Carriers. To the knowledge of each of the Credit Parties, all Hazardous Materials generated at any and all property of any Credit Party have been treated, transported, stored and disposed of only in accordance with Environmental Law applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Law, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

      (d) Hazardous Materials Disposal. Each Credit Party has taken all reasonable steps necessary to determine and has determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any property of any Credit Party other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

      (e) No Contingent Liability. The Credit Parties have no material contingent liability in connection with any release or threatened release of any Hazardous Materials into the environment other than such contingent liabilities at any one time and from time to time which could not reasonably be expected to exceed the applicable insurance coverage and for which adequate reserves for the payment thereof as required by GAAP have been provided, or which could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such release or threatened release.

The representations and warranties in this Section 3.17 do not extend to transmitter sites or other real property in which any Credit Party has a leasehold interest, except to the extent that anything referred to in this
Section 3.17 results from the act or omission of a Credit Party.

3.18 EMPLOYEE MATTERS. As at the Effective Date, no Credit Party, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against any Credit Party, or their respective employees, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As at the Effective Date, except as set forth in Schedule B, no Credit Party is subject to an employment contract providing for a fixed term of employment exceeding one year or providing for special payments on termination of employment exceeding one year's salary.

3.19 FISCAL YEAR. The Fiscal Year of the Borrower ends on December 31 of each calendar year, and the Borrower's Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.

3.20 INTELLECTUAL PROPERTY RIGHTS. Each Credit Party is the registered and beneficial owner of, with good and marketable title, free of all licences, franchises and Liens other than Permitted Liens, to, or, alternatively, is a permitted licencee of, all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, or other rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person other than as listed on Schedule B or other than for such conflicts as would not reasonably be expected to have a Material Adverse Effect. All material patents, trade marks, trade names, service marks, copyrights, industrial designs and other similar rights owned or licenced by any Credit Party, and all rights of any Credit Party to the use of any patents, trade marks, trade names, service marks, copyrights, industrial designs or other similar rights, are described in Schedule B (it being agreed that Schedule B excludes all such agreements which, if terminated, could be promptly replaced on comparable terms). Except as set forth in Schedule B, no material claim has been asserted and is pending by any Person with respect to the use by any Credit Party of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of any Credit Party. Except as disclosed in Schedule B or except as would not reasonably be expected to have a Material Adverse Effect, (i) each Credit Party has the exclusive right to use the intellectual property which each Credit Party owns, and (ii) all applications and registrations for such intellectual property are current.

3.21 INVESTMENT AND HOLDING COMPANY STATUS. No Credit Party is (a) an "investment company" subject to regulation under the United States Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the United States Public Utility Holding Company Act of 1935. No Credit Party is subject to the United States Employee Retirement Income Security Act of 1974, as amended from time to time. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock".

3.22 PCS NETWORK OWNERSHIP. The Borrower owns or leases all material assets (and is the holder of all Radiocom Licences) necessary in connection with the operation of the PCS Network.

3.23 NO INDEBTEDNESS FOR BORROWED MONEY. As at the Effective Date, no Credit Party has incurred any Indebtedness for borrowed money except Indebtedness in favour of the Lenders as expressly provided for in this Agreement and Indebtedness for borrowed money listed in Schedule B.

3.24 PERMITS, LICENCES, ETC. Each Credit Party possesses all Authorizations as may be necessary to properly conduct the Business and operate the Borrower's PCS Network. All of the material Authorizations as at the Effective Date are set forth in Schedule B, are all in full force and effect, and each Credit Party is in compliance therewith. All franchise, licence or other fees and charges which have become due pursuant to any material Authorization have been paid by the relevant Credit Party, and each Credit Party has made appropriate provisions as is required by GAAP for any such fees and charges which have accrued. The Radiocom Licences are valid and in full force and effect without conditions except for the conditions contained in or referred to in the Radiocom Licences. No event has occurred and is continuing which could reasonably be expected to (i) result in the revocation, termination or adverse modification of any Radiocom Licence or other material Authorization other than at the request of the Parent or the Borrower and in respect of Radiocom Licences which are not material to the Business, or (ii) materially and adversely affect any right of any Credit Party under any Radiocom Licence or other material Authorization other than at the request of the Parent or the Borrower and in respect of Radiocom Licences which are not material to the Business. No Credit Party has any reason to believe or has any knowledge that the Radiocom Licences will not be renewed in the ordinary course, other than at the request of the Parent or the Borrower and in respect of Radiocom Licences which are not material to the Business.

3.25 SECURITY INTERESTS. Each of the Security Documents creates (or continues the creation, as the case may be), as security for the obligations purported to be secured thereby, subject to the provisions hereof and thereof, a legal, valid and enforceable hypothec and/or security interest in all the Collateral subject to such Security Document and each such Security Document shall constitute, to the fullest extent possible under applicable Law and upon completion of all required filings or actions, either (a) a fully published and/or perfected Lien on, and security interest in, all of the Collateral subject to such Security Document or (b) a floating charge, fixed charge, hypothecation or security interest, as specified in the applicable Security Document, with respect to all of the Collateral subject to such Security Document, in each case in favour of the Collateral Agent or the "fonde de pouvoir" (person holding an irrevocable power of attorney) appointed for the benefit of the Lenders, and subject to no other Liens except Permitted Liens and such additional Liens as may be expressly permitted under Section 6.2. The grantor, pledgor or assignor, as the case may be, under each Security Document has good title to all Collateral subject thereto free and clear of all Liens other than Permitted Liens and such additional Liens as may be expressly permitted under Section 6.2.

3.26 REGULATORY COMPLIANCE. The Parent, the Borrower and each other Credit Party are in compliance with the Telecommunications Act (Canada) except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Parent and the Borrower, there is no investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the CRTC or Industry Canada, or of any other proceedings of or before the CRTC or Industry Canada, affecting any Credit Party which could reasonably be expected to have a Material Adverse Effect. No event has occurred which (i) results in or reasonably could be expected to result in, or after notice or lapse of time or both would result in or reasonably could be expected to result in, revocation, suspension, adverse modifications, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any license in any respect which could reasonably be expected to have a Material Adverse Effect or (ii) affects or could reasonably be expected in the future to affect any of the rights of any Credit Party under any license in any respect which could reasonably be expected to have a Material Adverse Effect. The Parent, the Borrower and each other Credit Party have duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Telecommunications Act (Canada), and all such filings were when made true, correct and complete in all respects except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.27 BUDGET UPDATE. The updated budget provided by the Parent to the Administrative Agent on January 26, 2004 has been reviewed and approved by the board of directors of the Parent and, as of the Effective Date, continues to represent the Parent's good faith estimate with respect to the matters contemplated therein.

                                    ARTICLE 4
                                   CONDITIONS

4.1 CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2), which date must be on or before March 31, 2004:

      (a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each of the Parent and the Borrower a counterpart of this Agreement signed on behalf of each of the Parent and the Borrower and the Administrative Agent shall have delivered to the Borrower (or its counsel) a counterpart of this Agreement signed on behalf of the Administrative Agent and the Lenders.

      (b) Representations and Warranties. All representations and warranties made hereunder and in the other Financing Documents shall be true and correct as if made on the Effective Date.

      (c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be outstanding on the Effective Date.

      (d) Due Authorization. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Financing Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

      (e) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with any of the Financing Documents and the Transactions, including perfecting Liens on any Collateral.

      (f) Legal Opinion. The Administrative Agent shall have received a favourable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Stikeman Elliott LLP, Canadian counsel to the Borrower and the Parent covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Lenders shall reasonably request, and opinions of such other special and local counsel as may be required by the Administrative Agent and its counsel.

      (g) Satisfaction of Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the date hereof and signed by a Responsible Officer of the Parent, together with all attachments contemplated thereby.

      (h) Books and Records. The Administrative Agent shall have had an opportunity, if it so chooses, to examine the books of account and other records and files of any Credit Party and to make copies thereof, and the results of such examination shall have been satisfactory to the Administrative Agent in all respects.

      (i) Insurance. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the insurance required by Section 5.10 and each of the Security Documents is in effect.

      (j) Business Plan. The Lenders shall have received an eight year business plan of the Borrower, satisfactory in form, scope and substance to the Administrative Agent.

      (k) Consents and Approvals. All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

      (l) Satisfaction of Administrative Agent. All proceedings taken in connection with the execution of this Agreement, all other Financing Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Administrative Agent.

      (m) Indebtedness. After giving effect to the Transactions, no Credit Party shall have outstanding any shares of preferred stock or any Indebtedness, other than (i) the obligations created hereunder and
            (ii) the Indebtedness and preferred stock described in Schedule B.

      (n) Initial Credit Rating. The Loans shall have received an indicative credit rating of at least "B-" by Standard & Poor's Corporation, and "B3" from Moody's, in each case without a negative outlook.

      (o) Execution of Financing Documents. The other Financing Documents and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, together with any and all other documents and instruments as may have been reasonably requested by the Administrative Agent.

      (p) Execution and Delivery of Documentation. Without limiting the generality of the items described above, each of the Credit Parties shall have delivered or caused to be delivered to the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent), the financial statements, instruments, resolutions, documents, agreements, mortgages, title reports, certificates, opinions and other items as may have been requested by the Administrative Agent.

      (q) Other Financing. The Tranche A Exit Facility Agreement, as amended and restated, and the Tranche B-Term Loan B Credit Agreement shall have been executed and delivered by the parties thereto, in form and substance satisfactory to the Administrative Agent, and all conditions thereunder shall have been satisfied or waived.

      (r) Refinancing. The Amendment and Restatement Agreement shall have been executed and delivered, and the Tranche B Debt outstanding shall have been refinanced by the Tranche B Debt represented by the Loans hereunder and the Tranche B-Term Loan B Loans. The Tranche C Loans shall be repaid in full and the Tranche C Credit Agreement shall be terminated concurrently with the effectiveness of this Agreement.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

            The Borrower and the Parent jointly and severally covenant and agree with the Lenders that from (and including) the Effective Date until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full:

5.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Parent or the Borrower (as applicable) will furnish to the Administrative Agent with copies for each Lender:

               (i) within 120 days after the end of each Fiscal Year of the Parent, the Parent's audited consolidated and unconsolidated balance sheets and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and unconsolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated and unconsolidated basis in accordance with GAAP consistently applied;

               (ii) within 120 days after the end of each Fiscal Year of the Borrower, the Borrower's audited consolidated and unconsolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated and unconsolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries, if any, on a consolidated and unconsolidated basis in accordance with GAAP consistently applied;

               (iii) within 120 days after the end of each Fiscal Year of each Unrestricted Subsidiary and each Credit Party other than the Parent and the Borrower, each such Unrestricted Subsidiary's or Credit Party's audited unconsolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such unconsolidated financial statements present fairly in all material respects the financial condition and results of operations of such Unrestricted Subsidiary or Credit Party, as applicable, on an unconsolidated basis in accordance with GAAP consistently applied;

               (iv) if requested by the Administrative Agent, within 120 days after the end of each Fiscal Year of the Parent, the Credit Parties' audited combined and consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such combined and consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Credit Parties on a combined and consolidated basis in accordance with GAAP consistently applied;

               (v) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, the Parent's unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form (a) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and (b) the actual figures for year-to-date versus the budgeted figures set out in the annual budget delivered pursuant to Section 5.1(xvi), all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of notes and normal year-end audit adjustments;

               (vi) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, the Borrower's unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form (a) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and (b) the actual figures for year-to-date versus the budgeted figures set out in the annual budget delivered pursuant to Section 5.1(xvi), all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries, if any, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

               (vii) within 60 days after the end of each Fiscal Quarter of each Fiscal Year of the Parent, the Credit Parties' unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form (a) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and (b) the actual figures for year-to-date versus the budgeted figures set out in the annual budget delivered pursuant to Section 5.1(xvi), all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Credit Parties on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

               (viii) concurrently with the financial statements required pursuant to Sections 5.1(i), (ii), (iii), (iv), (v),
                         (vi), and (vii) above, a certificate, signed by a Financial Officer, (a) stating that a review of such financial statements during the period covered thereby and of the activities of each Credit Party has been made under such Financial Officer's supervision with a view to determining whether each Credit Party has fulfilled all of its obligations under this Agreement and the other Financing Documents; (b) stating that each Credit Party has fulfilled its obligations under this Agreement and the other Financing Documents and that all representations made in this Agreement continue to be true and correct as if made on the date of such certification (or specifying the nature of any change), except where such representation or warranty refers to a different date, or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the relevant Credit Party's proposed response thereto; (c) demonstrating in reasonable detail compliance (including showing all material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed Fiscal Quarter with the financial covenants in Section
                         5.14 and including a description by category (utilizing the same categories as are used by the Borrower in internal financial reports) of any permitted dispositions and acquisitions and any Capital Expenditures made by the Borrower or any other Credit Party as of the end of the most recently-completed Fiscal Year, and (d) containing or accompanied by such financial or other details, information and material as the Administrative Agent may reasonably request to evidence such compliance;

               (ix) copies of each management letter issued to each Credit Party by such accountants promptly following consideration or review thereof by the board of directors of each Credit Party, or any committee thereof (together with any response thereto prepared by any Credit Party);

               (x) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other similar materials filed by any Credit Party with any securities commission, stock exchange or similar entity, and all materials distributed out of the ordinary course by the Parent to its shareholders and which relate to matters in which any Lender or the Administrative Agent, in such capacities, can reasonably be expected to have an interest;

               (xi) within a reasonable time after a request by the Administrative Agent, additional title information in form and substance acceptable to the Administrative Agent as is reasonably necessary covering the Collateral so that the Lenders shall have received, together with the title information previously received by the Lenders, satisfactory title information covering all of the Collateral;

               (xii) promptly after the Parent or the Borrower learns of the receipt or occurrence of any of the following, a certificate signed by a Responsible Officer, specifying
                         (a) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of any Credit Party which could reasonably be expected to have a Material Adverse Effect; (b) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default; (c) the creation, dissolution, merger or acquisition of any Subsidiary; (d) any event or condition not previously disclosed to the Administrative Agent, which violates any Environmental Law and which may reasonably be expected to have a Material Adverse Effect; (e) any material amendment to, revocation or termination prior to scheduled expiry of, or material default under, a Material Contract or any execution of, or material amendment to, termination prior to scheduled expiry or revocation of, or material default under, any material collective bargaining agreement; and (f) any event, development or condition which may reasonably be expected to have a Material Adverse Effect;

               (xiii) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official against any Credit Party or any material property of any Credit Party which could reasonably be expected to have a Material Adverse Effect;

               (xiv) promptly after the filing thereof with any Governmental Authority (if requested by the Administrative Agent), copies of each annual and other report (including applicable schedules) with respect to each Pension Plan, if any, of any Credit Party or any trust created thereunder;

               (xv) upon request by the Administrative Agent, a summary of the insurance coverages of each Credit Party in form and substance reasonably satisfactory to the Administrative Agent; upon renewal of any insurance policy, a copy of an insurance certificate summarizing the terms of such policy; and upon request by the Administrative Agent, copies of the applicable policies;

               (xvi) on or before the 60th day after the end of each Fiscal Year, an annual budget of the Parent, reviewed by the board of directors of the Parent, setting forth in reasonable detail the consolidated projected revenues and expenses of the Parent for the following Fiscal Year, it being recognized by the Lenders that projections as to future results are not to be viewed as fact and that the actual results for the period or periods covered by such projections may differ from the projected results;

               (xvii) on or before the 90th day after the end of each Fiscal Year ending on or after December 31, 2003, the Borrower's calculation of "Excess Cash Flow" (as defined in the Intercreditor Agreement) for the Fiscal Year then ended;

               (xviii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of each Credit Party and each Unrestricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

               (xix) within 60 days after the end of each Fiscal Quarter, a certificate of a Financial Officer of the Borrower, certifying as to (a) total number of Subscribers of the Borrower as at the end of such Fiscal Quarter and net additional Subscribers during such Fiscal Quarter, and
                         (b) the Subscriber churn ratios of the Borrower in respect of such Fiscal Quarter;

               (xx) written notice promptly, and in any event within five Business Days, after any Credit Party becomes aware of the initiation of any proceeding by any Governmental Authority having

`
                         jurisdiction over any Credit Party which could result in the expiration without renewal, termination, revocation, suspension, modification or impairment of any Radiocom Licence or other Authorization where the same could reasonably be expected to cause a Material Adverse Effect;

               (xxi) written notice promptly, and in any event within five Business Days, after any Credit Party becomes aware of any proceeding or Law affecting the operation of the Business, the Radiocom Licences or any other Authorization which has been enacted or adopted or which will shortly be enacted or adopted and which could reasonably be expected to have a Material Adverse Effect;

               (xxii) within 30 days after the end of each month, a report setting out or providing, as the case may be, with respect to each switch-site for which a landlord consent pursuant to Section 5.16 has not already been obtained (a) whether the landlord/licensor has executed a consent and acknowledgement relating to the charge by the Borrower of its leasehold interest in the relevant switch site premises in favour of the Collateral Agent, and (b) the originals of all such consents and acknowledgements received during the month;

               (xxiii) prompt written notice of any Swap Agreement entered into by the Borrower or any other Credit Party or any amendment or termination thereof, together with all details relating thereto reasonably requested by the Administrative Agent (including, without limitation, its effective date, notional amount, currency, applicable rate, amortization and maturity date and such other information as may be reasonably requested by the Administrative Agent to verify on a continuing basis the mark-to-market exposure of the Credit Parties under all Swap Agreements);

               (xxiv) prompt written notice of any collective bargaining agreement to which any Credit Party becomes a party;

               (xxv) all environmental site assessments or other environment-related materials in the possession of any Credit Party relating to properties owned or leased by a Credit Party which have not been previously provided to the Administrative Agent;

               (xxvi) prompt written notice of any change in the name of any Credit Party and of any change in the location of the chief executive office of any Credit Party and of any material change in any other information on Schedule B necessary to ensure the accuracy at all times of the representations and warranties set out in Section 3.25;

               (xxvii) promptly after the Parent or the Borrower learns of the occurrence thereof, written notice of any material default under any lease (including any sublease) relating to a switch site used in the Business, including any payment default thereunder; and

               (xxviii) prompt written notice of any material event with respect to any Unrestricted Subsidiary, including any Investment by any Person in an Unrestricted Subsidiary.

5.2 EXISTENCE; CONDUCT OF BUSINESS. Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.3), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

5.3 PAYMENT OF OBLIGATIONS. Each Credit Party will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.4 MAINTENANCE OF PROPERTIES. Each Credit Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5 MAINTENANCE OF AUTHORIZATIONS. Each Credit Party will maintain and keep in full force and effect all Authorizations necessary to operate the PCS Network and otherwise carry on the Business.

5.6 BOOKS AND RECORDS; INSPECTION RIGHTS. Each Credit Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Credit Party will maintain its billing, accounting and software systems at a level sufficient to enable it to conduct the Business. Each Credit Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being agreed that the aforementioned notice requirements and normal business hour restrictions shall not be applicable after the occurrence and continuation of a Default or an Event of Default, and after a Default or an Event of Default an individual Lender may designate its own representative to perform any such tasks); provided that, prior to a Default or an Event of Default, (i) any representative of a Lender who is not an employee of that Lender has established to the reasonable satisfaction of the Borrower and the Lenders that there is no inherent conflict of interest between the business and clientele of the Credit Parties and the business and clientele (other than the Lenders) of that representative, and (ii) the Lenders and their representatives shall not be entitled to take copies of (but may nevertheless examine) any portion of the books, accounts and records of the Credit Parties if allowing such copies to be taken would result in any Credit Party being in breach of any contractual or other legally binding obligation of confidentiality. All information provided or obtained pursuant to this Section 5.6 is subject to Section 9.12.

5.7 COMPLIANCE WITH LAWS AND MATERIAL CONTRACTS. Each Credit Party will comply with all Laws and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.8 USE OF PROCEEDS. The proceeds of the Loans shall be used by the Borrower solely to refinance the existing Tranche B Debt outstanding pursuant to the Original Tranche B Credit Agreement and to repay the Tranche C Loans, with the balance to be available to finance the working capital needs of the Borrower in the ordinary course of business and for general corporate purposes, including to assist the Borrower in implementing its capital expenditure plan and its operating plan.

5.9 FURTHER ASSURANCES. The Borrower will, and will cause each other Credit Party to, cure promptly any defects in the execution and delivery of the Financing Documents, including this Agreement. Upon request, the Borrower will, at its expense, as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Financing Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Financing Documents, or more fully to state the security obligations set out herein or in any of the Financing Documents, or to publish, perfect, protect or preserve any Liens created pursuant to any of the Financing Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

5.10 INSURANCE. The Parent and the Borrower will, and will cause each other Credit Party to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority. In the case of any fire, accident or other casualty causing loss or damage to any properties of the Borrower used in generating cash flow or required by applicable Law, all proceeds of such policies shall be used promptly to repair or replace any such damaged properties, and otherwise shall be used as directed by the Administrative Agent (i) to repair or replace the damaged property, or (ii) to prepay the Loans or to make other payments in accordance with the

Intercreditor Agreement. The Borrower will obtain endorsements to the policies pertaining to all physical properties in which the Collateral Agent or the Lenders shall have a Lien under the Financing Documents, naming the Collateral Agent as a loss payee, and containing provisions that such policies will not be cancelled without 15 days prior written notice having been given by the insurance company to the Administrative Agent.

5.11 OPERATION AND MAINTENANCE OF PROPERTY. The Parent and the Borrower will, and will cause each other Credit Party to, manage and operate its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (ii) in compliance with all applicable Laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate could not reasonably be expected to have a Material Adverse Effect.

5.12 ADDITIONAL SUBSIDIARIES; ADDITIONAL LIENS. If any additional Subsidiary is formed or acquired after the Effective Date (each such Subsidiary, an "Additional Subsidiary"), the Parent and the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Securities in or Indebtedness of such Subsidiary owned by or on behalf of any Credit Party; provided that (i) any action otherwise necessary to satisfy the Collateral and Guarantee Requirement that is prohibited by applicable Law and not legally capable of being taken without the appropriate consents of Governmental Authorities need not be taken and (ii) in the event any consent or approval of a Governmental Authority necessary to satisfy the Collateral and Guarantee Requirement cannot reasonably be obtained within 90 days after such Additional Subsidiary is acquired or formed, the Parent and the Borrower shall, so long as they exercise commercially reasonable efforts to obtain such consent or approval from the time such Additional Subsidiary is acquired or formed, have an additional period of time, not to exceed 30 days after such acquisition or formation, to obtain such consent or approval.

5.13 HEDGING ARRANGEMENTS. Within 90 days after the Effective Date, the Borrower shall enter into Swap Agreements to manage currency exposure assumed pursuant to the U.S.$ Loans and not for the purpose of speculation (the "U.S.$ Hedges") and otherwise acceptable to the Administrative Agent. Any obligations of the Borrower under any U.S.$ Hedges entered into with any of the Tranche A Lenders or under Swap Agreements to manage interest rate exposure entered into with any of the Tranche A Lenders shall be secured by the security instruments created in favour of the Tranche A Lenders, pari passu with the other obligations of the Borrower under the Tranche A Exit Facility Agreement, which security instruments rank pari passu with the Security Documents.

5.14 FINANCIAL COVENANTS. The Credit Parties will comply with the financial covenants listed in subsections (a) to (f) below. All such financial covenants shall be calculated on a consolidated basis, except that such calculations shall not include amounts in respect of Unrestricted Subsidiaries.

      (a) MINIMUM EBITDA. The Credit Parties will ensure that minimum EBITDA for the Parent for the periods set forth below is not less than the amount for each period set out in the following table:

                  PERIOD                      MINIMUM EBITDA (CDN.$)
-------------------------------------------   ----------------------
Fiscal Quarter Ending March 31, 2004                12,500,000
2 Fiscal Quarters Ending June 30, 2004              32,000,000
3 Fiscal Quarters Ending September 30, 2004         59,000,000
Each Rolling Period ending                          90,000,000
     December 31, 2004, March 31,
     2005, June 30, 2005 and
     September 30, 2005
Each Rolling Period ending                         150,000,000
     December 31, 2005, March 31,
     2006, June 30, 2006 and
     September 30, 2006
Each Rolling Period ending at each                 250,000,000
     subsequent Quarterly Date from
     December 31, 2006 to the Maturity
     Date

      (b) Interest Coverage Ratio. Commencing June 30, 2004, the Credit Parties will maintain an Interest Coverage Ratio of not less than 2.25:1.

      (c)   Leverage Ratio.

            (i) Commencing September 30, 2004, the Credit Parties will maintain a Leverage Ratio of 5:1, decreasing as follows:

                 PERIOD                  RATIO
-------------------------------------    ------
October 1, 2004 to September 30, 2005    4.50:1
October 1, 2005 to September 30, 2006    3.50:1
October 1, 2006 to September 30, 2007    3.00:1
October 1, 2007 to Maturity Date         2.50:1

            (ii) If the Parent or the Borrower issues Subordinated Debt following the Effective Date, then subsequent to the receipt by the Borrower or Parent of the proceeds of such issuance, the Leverage Ratio will be maintained in accordance with the following chart and the Credit Parties will also maintain a Senior Leverage Ratio in accordance with the following chart:

                PERIOD                  SENIOR LEVERAGE RATIO   LEVERAGE RATIO
-------------------------------------   ---------------------   --------------
Effective Date to September 30, 2005           3.50:1               6.00:1
October 1, 2005 to September 30, 2006          3.00:1               5.00:1
October 1, 2006 to September 30, 2007          2.50:1               4.50:1
October 1, 2007 to Maturity Date               2.50:1               4.00:1

      (d) Minimum Liquidity. The Credit Parties will ensure that, at all times, the consolidated cash and Permitted Investments of the Credit Parties, when aggregated with the available unused portion of the Commitments will be not less than Cdn.$75,000,000, of which no less than Cdn.$50,000,000 will be held as cash.

      (e) Maximum Capital Expenditures. The Credit Parties will ensure that the amount of Capital Expenditures incurred by the Credit Parties in each Fiscal Year shall not exceed the amounts set forth in the following table:

                              MAXIMUM AMOUNT OF
       FISCAL YEAR           CAPITAL EXPENDITURES
-------------------------    --------------------
2004                             230,000,000
2005                             285,000,000
2006                             230,000,000
Each of 2007 through 2011        170,000,000

            provided, however, that in the event the Parent issues new Equity Securities after the Effective Date, the maximum amount of Capital Expenditures for 2004 shall be increased by an amount equal to the lesser of (a) Cdn.$80,000,000, and (b) the difference obtained by subtracting the aggregate amount used by the Parent to redeem or repurchase existing First Preferred Shares and Second Preferred Shares after the Effective Date and by subtracting the aggregate amount, if any, invested in Inukshuk Internet Inc. pursuant to
            Section 6.4(e), from the Net Proceeds received by the Parent on account of the issuance of new Equity Securities of the Parent after the Effective Date and further provided that up to 50% of the amount listed above for any Fiscal Year but not expended in such Fiscal Year may be carried forward and expended during the next Fiscal Year (but not any other Fiscal Year).

      (f) Fixed Charge Coverage Ratio. Commencing December 31, 2006, the Credit Parties will ensure that the Fixed Charge Coverage Ratio of the Credit Parties is no less than the ratio set forth in the following chart:

                 PERIOD                    FIXED CHARGE COVERAGE RATIO
---------------------------------------    ---------------------------
December 31, 2006 to September 30, 2007              1.10:1
October 1, 2007 to Maturity Date                     1.15:1

5.15 MOST FAVOURED NATIONS. The Borrower will ensure that, if the Borrower provides (other than pursuant to the Tranche A Exit Facility Agreement) to any lender as at the Effective Date, or provides to any other lender in the future, a financial ratio or other form of financial measurement covenant which is not specifically included in this Agreement, or which is more restrictive than the corresponding covenant in this Agreement, then this Agreement shall be deemed to have been amended automatically to have the benefit of such other present or future financial ratio or other form of financial measurement covenant; provided that if any such present or future financial ratio or other form of financial measurement covenant provided by the Borrower to another lender and not specifically included in this Agreement is changed or eliminated, the same change or elimination will automatically apply to this Agreement. For greater certainty, but without limitation, a covenant to maintain any particular type or class of assets or any particular type or class of liabilities (as the terms "asset" and "liability" are used under GAAP) at a specified maximum or minimum dollar amount (for example, a covenant that indebtedness will not exceed a fixed dollar amount) shall not constitute a "financial ratio or other financial measurement covenant"; however, a covenant such as a net worth covenant, which is not limited to any particular type or class of assets or any particular type or class of liabilities, shall constitute a "financial ratio or other financial measurement covenant".

5.16 LANDLORD CONSENTS. The Credit Parties shall use their best efforts to deliver to the Administrative Agent as promptly as possible a consent from each landlord of each leased switch site premises in such form as the Administrative Agent may agree.

5.17 BANK ACCOUNTS. All bank accounts and other investment accounts of the Credit Parties shall be maintained in Canada with a Lender, a Tranche A Lender, a Tranche B-Term Loan B Lender or with a financial institution which has confirmed in writing to the Administrative Agent that such financial institution will not have a credit relationship with the Credit Parties and will not exercise any right of set-off or other similar right against the assets in any such account.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

            From (and including) the Effective Date until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

6.1 INDEBTEDNESS. The Borrower will not, and will not permit any Credit Party to, create, incur, assume or permit to exist any Indebtedness, except:

      (a)   any Indebtedness created hereunder;

      (b)   any Indebtedness created under the Tranche A Exit Facility
            Agreement;

      (c) any Indebtedness created under the Tranche B - Term Loan B Credit Agreement, the First Notes or the Second Notes;

      (d) Indebtedness existing on the date hereof and set forth in Schedule B and any extensions, renewals or replacements of any such Indebtedness so long as the terms and conditions of any such extension, renewal or replacement do not impose on any Credit Party any terms or conditions which are more onerous than the terms and conditions of the Indebtedness being extended, renewed or replaced except for changes in pricing resulting solely from changes in market conditions generally;

      (e) any Indebtedness of the Borrower to any other Credit Party and of any other Credit Party to the Borrower or any other Credit Party (provided that any Indebtedness of the Parent to any other Credit Party is only permitted to the extent that it was incurred to pay expenses of the Parent in its ordinary course of business);

      (f) any Guarantee by any other Credit Party of Indebtedness of the Borrower or any other Credit Party;

      (g) any Indebtedness of any Credit Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Indebtedness secured by Purchase Money Liens and Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed Cdn.$5,000,000 at any time outstanding;

      (h) any Indebtedness in respect of sight trade letters of credit in an aggregate amount not exceeding Cdn.$5,000,000;

      (i) any Indebtedness in respect of judgments against any Credit Party that the Borrower has determined in good faith will be (and which are) stayed or discharged within 45 days of the rendering thereof;

      (j)   any Indebtedness in respect of Swap Agreements not prohibited by
            Section 6.5;

      (k) other unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding Cdn.$5,000,000 at any time;

      (l)   any Permitted Subordinated Refinancing Debt;

      (m) any Indebtedness in an aggregate amount not exceeding Cdn.$250,000,000 (or the U.S.$ Equivalent thereof) consisting of Subordinated Debt (provided that if such Subordinated Debt is issued by the Parent the Net Proceeds thereof shall be immediately invested in Equity Securities of the Borrower, and further provided that upon the incurrence of such Indebtedness, the Credit Parties will remain in compliance with Section 5.14(c), on a pro forma basis giving effect to the issuance of said Indebtedness); and

      (n)   any other Indebtedness consented to by the Required Lenders.

6.2 LIENS. The Parent and the Borrower will not, and will not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Parent, the Borrower or any other Credit Party, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens and those Liens set out in Schedule B.

6.3 FUNDAMENTAL CHANGES. The Parent and the Borrower will not, and will not permit any Credit Party to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may amalgamate with the Borrower, (ii) any Subsidiary may amalgamate with any other Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve into the Borrower or another Credit Party if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Administrative Agent determines that such liquidation or dissolution is not disadvantageous to the Lenders, and (v) the Pre-Filing Parent may wind-up into the Parent and be dissolved; provided that any amalgamation or winding-up pursuant to Sections 6.3(i), (ii) or (v) shall not be permitted unless the amalgamated corporation or the Parent confirms to the Administrative Agent in writing that the amalgamated corporation or the Parent is liable, by operation of Law or otherwise, for the obligations of the Borrower or the relevant amalgamating or wound-up corporation under this Agreement. The Borrower will not, and will not permit any Credit Party to, engage to any material extent in any material business other than the Business.

6.4 INVESTMENTS, LOANS, ADVANCES, AND GUARANTEES . The Parent and the Borrower will not, and will not permit any Credit Party to, purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned subsidiary prior to such amalgamation) any Equity Securities, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, provide any Guarantee of any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, except:

      (a) Investments by a Credit Party in the Equity Securities of any other Credit Party, except the Parent;

      (b) loans or advances made by the Parent to the Borrower or any Subsidiary, by the Borrower to any Subsidiary, or made by any Subsidiary to the Borrower or any other Subsidiary;

      (c) loans or advances made by the Borrower or any Subsidiary to the Parent to pay expenses of the Parent incurred in its ordinary course of business;

      (d)   Guarantees constituting Indebtedness permitted by Section 6.1;

      (e) Investments in Unrestricted Subsidiaries held by the Credit Parties on the Effective Date and further Investments of up to Cdn.$25,000,000 in Inukshuk Internet Inc. which may only be made from the Net Proceeds received by the Parent from the issuance of Equity Securities by the Parent following the Effective Date ("New Equity Proceeds") provided that as at the time of such Investment
            (i) no First Preferred Shares or Second Preferred Shares remain outstanding, (ii) the Parent has invested at least Cdn.$100,000,000 from the New Equity Proceeds in Equity Securities of the Borrower and (iii) the Leverage Ratio is less than 4:1 or the Investment is made from the New Equity Proceeds in excess of such Cdn.$100,000,000 invested pursuant to clause (ii);

      (f)   Permitted Investments;

      (g) an amount of Cdn.$400,000 in the aggregate of Investments in other Persons involved in the same industry as the Business in order to allow the Credit Parties to participate in activities related to the Business; and

      (h) the existing Investments made by the Credit Parties and listed in Schedule "B" hereto.

For greater certainty, except as set forth in Section 6.4(e), the Credit Parties will not make any further Investment in any Unrestricted Subsidiary after the Effective Date.

6.5 HEDGING AGREEMENTS. No Credit Party will enter into any Swap Agreement, other than Swap Agreements to manage currency and/or interest rate exposure and not for the purpose of speculation.

6.6 RESTRICTED PAYMENTS. The Borrower will not, and will not permit any Credit Party to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, provided that (a) the Parent may declare and pay dividends with respect to First Preferred Shares and Second Preferred Shares (or redeem First Preferred Shares and Second Preferred Shares), all to the extent contemplated by the Parent Articles of Incorporation, provided that no Default has occurred and is continuing and there is sufficient aggregate Excess Cash Flow and proceeds from the issuance of Equity Securities to fund the payment of all amounts which, by the terms of the Parent Articles of Incorporation, are to be paid prior to any payment on account of dividends on the First Preferred Shares and Second Preferred Shares (or the payment of interest on the First Notes or Second Notes, as applicable), (b) the Borrower may declare and pay dividends to the Parent,
(c) any Subsidiary may declare and pay dividends to the Parent, the Borrower or any wholly-owned Subsidiary and any wholly-owned Subsidiary may redeem or repurchase its own Equity Securities, (d) the Borrower may make Restricted Payments pursuant to and in accordance with management bonus plans, employee bonus plans, stock option plans, profit sharing plans and/or other benefit plans for management or employees of the Parent, the Borrower and the Subsidiaries, provided that the aggregate amount of cash payments made by the Parent, the Borrower and the Subsidiaries in any Fiscal Year pursuant to all such management bonus plans, employee bonus plans, stock option plans, profit sharing plans and other compensation benefit plans shall not exceed Cdn.$1,000,000, (e) the Parent may redeem, pursuant to the Parent Articles of Incorporation, First Preferred Shares and Second Preferred Shares by issuing First Units and Second Units, (f) the Parent may redeem First Preferred Shares and Second Preferred Shares with the Net Proceeds of new Equity Securities of the Parent issued after the Effective Date as permitted in the Intercreditor Agreement, and (g) so long as no Event of Default has occurred and is outstanding, the Parent may redeem up to Cdn.$10,000,000 of First Preferred Shares and Second Preferred Shares if those are the last First Preferred Shares and Second Preferred Shares outstanding and following such redemption there will not be any remaining First Preferred Shares or Second Preferred Shares outstanding.

6.7 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Credit Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or such Credit Party than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among Credit Parties and not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.6, and (d) any transaction permitted under Section 6.3. The Borrower and other Credit Parties will not enter into any transaction or series of transactions with Affiliates of the Parent, which involve an outflow of money or other property from the Parent, the Borrower or other Credit Parties to an Affiliate of the Parent, including repayment of Indebtedness, or payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than on terms and conditions substantially as favourable to the Parent, the Borrower and the other Credit Parties as would be obtainable by the Parent, the Borrower and the other Credit Parties in a reasonably comparable arm's-length transaction with a Person other than an Affiliate of the Parent, the Borrower or the Subsidiaries, provided, however, that, in any event, the aggregate amount of all management fees, affiliation fees, administration fees and other similar fees paid by the Parent, the Borrower or any of the Subsidiaries to an Affiliate of the Parent, the Borrower or the Subsidiaries in any Fiscal Year shall not exceed Cdn.$2,000,000. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of the Parent or the Borrower who are not employees of the Parent or the Borrower, (ii) any other transaction with any employee, officer or director of the Parent, the Borrower or any Subsidiary pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Parent, the Borrower or any such Subsidiary and entered into in the ordinary course of business and approved by the board of directors of the Parent, the

Borrower or such Subsidiary, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of the Parent or the Borrower on behalf of or for the account of the Parent, the Borrower or any of the Subsidiaries.

6.8 REPAYMENT OF DEBT. The Borrower will not, and will not permit any Credit Party to, repay, prepay, redeem, repurchase, defease or otherwise make any payment on account of any Indebtedness for borrowed money except for (a) payment on account of Indebtedness created hereunder, (b) any payment consented to in writing by the Required Lenders, (c) Indebtedness for borrowed money permitted by Section 6.1, the repayment of which is not restricted by Section 6.6, (d) any payment made pursuant to Section 2.2 of the Intercreditor Agreement, and (e) any payment made pursuant to a Swap Agreement entered into pursuant to Section 5.13.

6.9 RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any Credit Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Credit Party to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to any other Credit Party or to provide a Guarantee of any Indebtedness of any other Credit Party, (c) the ability of any Credit Party to make any loan or advance to any other Credit Party, or (d) the ability of any Credit Party to sell, lease or transfer any of its property to the Borrower or any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule B (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any Credit Party pending such sale, provided such restrictions and conditions apply only to the Credit Party that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other ordinary course contracts restricting the assignment thereof.

6.10 CAPITAL LEASE OBLIGATIONS. The Borrower will not create, incur, assume or suffer to exist, or permit any Credit Party to create, incur, assume or suffer to exist, any Capital Lease Obligations, whether directly or as a guarantor, if, after giving effect thereto, the aggregate amount of all payments required to be made by the Parent, the Borrower and the other Credit Parties on a consolidated basis pursuant to such Capital Lease Obligations would exceed Cdn.$1,000,000 in any Fiscal Year.

6.11 SALES AND LEASEBACKS. No Credit Party shall enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party shall sell or transfer any property, whether now owned or hereafter acquired, and whereby such Credit Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Credit Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

6.12 PENSION PLAN COMPLIANCE. If any Credit Party establishes a Pension Plan, such Credit Party will not (a) terminate such Pension Plan in a manner, or take any other action with respect to such Pension Plan, which could reasonably be expected to have a Material Adverse Effect; (b) fail to make full payment when due of all amounts which, under the provisions of such Pension Plan, any agreement relating thereto or applicable Law, any Credit Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect; (c) permit to exist any accumulated funding deficiency, whether or not waived, with respect to such Pension Plan in an amount which could reasonably be expected to cause a Material Adverse Effect; (d) contribute to or assume an obligation to contribute to any "multi-employer pension plan" as such term is defined in the Pension Benefits Act (Ontario); (e) permit the actuarial present value of the benefit liabilities (computed on an accumulated benefit obligation basis in accordance with GAAP) under all Pension Plans in the aggregate to exceed the current value of the assets of all Pension Plans in the aggregate that are allocable to such benefit liabilities, in each case only to the extent such liabilities and assets relate to benefits to be paid to employees of the Credit Parties, by an amount that could reasonably be expected to cause a Material Adverse Effect.

6.13 SALE OR DISCOUNT OF RECEIVABLES. The Borrower will not, and will not permit any Credit Party to, discount or sell (with or without recourse) any notes receivable or accounts receivable to any Person (except for sales from one Credit Party to another Credit Party), other than accounts receivable that are more than 90 days overdue and which are sold on arm's length commercial terms to a factoring company.

6.14 UNCONDITIONAL PURCHASE OBLIGATIONS. The Borrower will not, and will not permit any Credit Party to, enter into or be a party to, any material contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery of such materials, supplies or other property or services is ever made.

6.15 OWNERSHIP OF SHARES. The Borrower will not authorize or issue any shares in its capital to any Person other than the Parent and the Borrower will not permit the transfer of any shares in its capital to any Person other than the Parent. No Subsidiary will authorize or issue any shares in its capital to any Person other than another Credit Party, and no Subsidiary will permit the transfer of any shares in its capital to any Person other than another Credit Party.

6.16 NO AMENDMENTS TO MATERIAL CONTRACTS. The Borrower will not amend (or waive any provision of), or permit any Credit Party to amend (or waive any provision of), any Material Contract in a manner which may reasonably be expected to have a Material Adverse Effect.

6.17 FISCAL YEAR. Without the consent of the Administrative Agent, each of the Borrower and the Parent will not change, or permit any Credit Party to change, its Fiscal Year for financial reporting purposes from a calendar year ending December 31st.

6.18 ASSET DISPOSITIONS. The Borrower will not, and will not permit any Credit Party to, make any Asset Disposition which would result in the requirement that the proceeds of such

Asset Disposition be applied to the payments set out in Section 2.2(d)(iii) to
(viii) or Section 2.2(d)(xi) to (xiv) of the Intercreditor Agreement.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

7.1 EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur:

      (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

      (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable;

      (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed to be made, or any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;

      (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(xii)(b) (notices of Default or Events of Default), 5.2 (with respect to the Borrower's existence), 5.14 (Financial Covenants) or in Article 6 (or in any comparable provision of any other Financing Document);

      (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Financing Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

      (f) any Credit Party shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil; and provided further that this Section 7.1(g) shall not apply where the holder of such Material Indebtedness is a Lender or a person "related" to a Lender, as "related" is defined in the Income Tax Act, and the event or condition resulting in such Material Indebtedness becoming due prior to its scheduled maturity is an event or a condition restricting the application of the exemption of sub-paragraph 212(1)(b)(vii) of the Income Tax Act or that would have restricted the application of such exemption should the holder have been a non-resident of Canada for the purpose of the Income Tax Act; and provided further that this Section 7.1(g) shall not apply if the event or condition is limited solely to the occurrence of a "Change of Control" that creates an "Event of Default" pursuant to Section 7.1(q) of the Tranche A Exit Facility Agreement;

      (h)   any Credit Party:

            (i) becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

            (ii) commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act;

            (iii) institutes any proceeding seeking to adjudicate it an insolvent, or except as permitted by Section 6.3, seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act

                  (Canada), the CCAA and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

            (iv) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

            (v) threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(h) or in Section 7.1(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,

      (i) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:

            (i)   seeking to adjudicate it an insolvent;

            (ii) seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada);

            (iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the CCAA and any applicable corporations legislation) or at common law or in equity; or

            (iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

            and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if any Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

      (j) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(h) or (i);

      (k) one or more judgments of a court of competent jurisdiction for the payment of money in a cumulative amount in excess of Cdn.$10,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against the Borrower, any other Credit Party or any combination thereof and the Borrower or other Credit Party has not
            (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

      (l) any property of any Credit Party having a Fair Market Value in excess of Cdn.$5,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of Cdn.$5,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of any Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of Law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with the Credit Party, and the Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the relevant Credit Party, or is sold, in the interim, such grace period will cease to apply, and provided further that if the Person seizing the property is a Lender or any person "related" to the Lender (as "related" is defined in the Income Tax Act), the seizure will not constitute an Event of Default;

      (m) one or more final judgments of a court of competent jurisdiction, not involving the payment of money and not otherwise specified in this Section 7.1, has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as the Credit Party has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

      (n) this Agreement, any other Financing Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for the Credit Party to perform any of its material obligations hereunder or thereunder, except to the extent that any of the foregoing results directly from the gross negligence or wilful misconduct of the Administrative Agent or any Lender;

      (o) any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, the Lien Priority Agreement or such Security Document) Lien in Collateral with a Fair Market Value or book value (whichever is greater) in excess, individually or in the aggregate, of Cdn.$5,000,000;

      (p)   a Material Adverse Change shall occur;

      (q)   a Change in Control shall occur; or

      (r) if the Borrower fails to make any offer to prepay Loans required to be made by Section 2.2(b) of the Intercreditor Agreement, or if the Borrower fails to make a prepayment of Loans in the full amount required as a result of the acceptance of any such offer made pursuant to Section 2.2(b) of the Intercreditor Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) above), and at any time thereafter during the continuance of such event or any other such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h), (i) or (j) above, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                    ARTICLE 8
                            THE ADMINISTRATIVE AGENT

8.1 APPOINTMENT OF AGENT. Each Lender hereby designates JPMorgan Chase Bank, Toronto Branch, as Administrative Agent to act as herein specified and as specified in the other Financing Documents and to enter into any of the Financing Documents on behalf of such Lender. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Financing Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees.

8.2 LIMITATION OF DUTIES OF AGENT. The Administrative Agent shall have no duties or responsibilities except those expressly set forth with respect to the Administrative Agent in this Agreement and as specified in the other Financing Documents. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or wilful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or the other Financing Documents, a fiduciary relationship in respect of any Lender. Nothing in this Agreement or the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. The Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Financing Documents unless it is requested in writing to do so by the Required Lenders or Majority Term Loan A Lenders, as appropriate.

8.3         LACK OF RELIANCE ON THE AGENT.

      (a) Independent Investigation. Independently, and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Financing Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.

      (b) Agent Not Responsible. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Financing Documents or the financial condition of any Credit Party or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Financing Documents, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.

8.4 CERTAIN RIGHTS OF THE ADMINISTRATIVE AGENT. If the Administrative Agent shall request instructions from the Lenders, the Required Lenders or the Majority Term Loan A Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Financing Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Lenders, the Required Lenders or the Majority Term Loan A Lenders, as applicable, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Financing Documents in accordance with the instructions of the Required Lenders or the Majority Term Loan A Lenders, as applicable, or, to the extent required by Section 9.2, all of the Lenders.

8.5 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.6 INDEMNIFICATION OF AGENT. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Financing Document, including all applicable Taxes to which the Administrative Agent may be subject in so performing or that are in any way so related; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the

Administrative Agent's gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct.

8.7 THE AGENT IN ITS INDIVIDUAL CAPACITIES. With respect to its obligations under this Agreement and the Loans made by it, JPMorgan Chase Bank, Toronto Branch, in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms "Lenders", "Majority Term Loan A Lenders" and "Required Lenders" and any similar terms shall, unless the context clearly otherwise indicates, include JPMorgan Chase Bank, Toronto Branch in its capacity as a Lender hereunder. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. Furthermore, each Lender, the Borrower and the Parent (i) acknowledges that JPMorgan Chase Bank, Toronto Branch is administrative agent and collateral agent under each of this Agreement, the Tranche A Exit Facility Agreement and the Tranche B-Term Loan B Credit Agreement, and that conflicts may arise as a result of such multiple roles, and (ii) waives and releases JPMorgan Chase Bank, Toronto Branch from all liability whatsoever resulting from any such conflict.

8.8 MAY TREAT LENDER AS OWNER. The Borrower and the Administrative Agent may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(b) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.9         SUCCESSOR ADMINISTRATIVE AGENT.

      (a) Administrative Agent Resignation. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Term Loan A Lenders shall have the right, upon five Business Days' notice to the Borrower, to appoint a successor Administrative Agent (who shall not be a non-resident of Canada within the meaning of the Income Tax
            Act), subject to the approval of the Borrower, such approval not to be unreasonably withheld. Any such approval of the Borrower shall not be required during the existence of an Event of Default. If no successor Administrative Agent shall have been so appointed by the Majority Term Loan A Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation then, upon five Business Days' notice to the Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the Laws of Canada having a combined capital and surplus of at least Cdn.$500,000,000 or having a parent company with combined capital and surplus of at least Cdn.$500,000,000.

      (b) Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this
            Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.10 LENDERS TO ENFORCE THROUGH ADMINISTRATIVE AGENT. Each Lender hereby acknowledges that, to the extent permitted by applicable Law, the Security Documents and the remedies provided thereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally, and further acknowledges that each Lender's rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Administrative Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Administrative Agent the exigencies of the situation so warrant such action, the Administrative Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each Lender hereby further covenants and agrees that upon any such written consent being given by the Required Lenders, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent, and each Lender further covenants and agrees that all proceeds from the realization of the Security Documents, to the extent permitted by applicable Law, are held for the benefit of all of the Lenders and shall be shared among the Lenders rateably in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Administrative Agent is required to be indemnified under the provisions hereof) shall be shared among the Lenders rateably in accordance with this Agreement. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, so as to fully carry out the intent and purpose of this Section and each Lender hereby covenants and agrees that it shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under the other Financing Documents, or any other document, instrument, writing or agreement ancillary hereto or thereto, other than such security as is provided hereunder or thereunder, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement, as the case may be.

8.11 QUEBEC SECURITY. For greater certainty, and without limiting the powers of the Administrative Agent or the Collateral Agent, or any other Person acting as an agent or mandatary for such agents hereunder or under any of the other Financing Documents, the Borrower and the Parent hereby acknowledge that, for purposes of holding any security granted by any Credit Party on property pursuant to the Laws of the Province of Quebec to secure obligations of the Borrower or any other Credit Party under any bond issued by the Borrower or any other Credit Party, the Collateral Agent shall be the holder of an irrevocable power of attorney (fonde de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders, and in particular for all present and future holders of any such bond. Each Lender hereby: (i) irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fonde de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold hypothecs and security granted by the Borrower or any other Credit Party on property pursuant to the Laws of the Province of Quebec to secure obligations of Borrower or any other Credit Party under any bond issued by the Borrower or any other Credit Party; and (ii) appoints and agrees that the Administrative Agent may act as the bondholder and mandatary with respect to any bond that may be issued by the Borrower or any Credit Party and pledged in their favour from time to time. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fonde de pouvoir) and shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued by the Borrower or any Credit Party and pledged from time to time in favour of the Administrative Agent by the execution of an Assignment and Assumption.

Each Person (who is not then a Lender) providing any Additional Loan which is a Loan hereunder shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fonde de pouvoir) and shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued by the Borrower or any Credit Party and pledged from time to time in favour of the Administrative Agent by the execution of the agreement pursuant to which such Additional Loan is made available.

Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any bond issued by the Borrower or any other Credit Party (i.e. the fonde de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Credit Party). The Borrower and each Credit Party hereby acknowledge that such bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Collateral Agent herein appointed as fonde de pouvoir shall have the same rights, powers and immunities as provided under the Intercreditor Agreement and the Lien Priority Agreement. Without limitation, the provisions of Section 8.9 shall apply mutatis mutandis to the resignation and appointment of a successor Collateral Agent acting as fonde de pouvoir.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1         NOTICES.

      (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

            (i)   if to the Borrower:

                  MICROCELL SOLUTIONS INC.
                  800 de La Gauchetiere Street West
                  Suite 4000
                  Montreal, Quebec
                  H5A 1K3
                  Attention: Chief Financial Officer
                  Facsimile: 514.846.6959

            (ii)  if to the Administrative Agent or the Collateral Agent:

                  JPMORGAN CHASE BANK, TORONTO BRANCH
                  Suite 1800, South Tower
                  Royal Bank Plaza
                  200 Bay Street, P.O. Box 80
                  Toronto, ON  M5J 2J2
                  Attention: Vice President, Corporate Banking
                  Facsimile: 416.981.9128

            (iii) if to any Lender, to it at its address (or facsimile number)
                  set forth opposite its name in the execution page(s) of this Agreement.

      (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

      (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2         WAIVERS; AMENDMENTS.

      (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the continuation, conversion or rolling over of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

      (b) Neither this Agreement nor any other Financing Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the amount or extend the expiry date of any Loan of any Lender without the prior written consent of each Lender directly affected thereby, (ii) reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan without the prior written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or permit an Interest Period with a duration in excess of six months, without the prior written consent of each Lender directly affected thereby, (iv) change Section 2.12(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section 9.2 or the definition of "Required Lenders" or "Majority Term Loan A Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender, or (vi) waive any Event of Default under Section 7.1 (h), (i) or (j) without the prior written consent of each Lender, or (vii) release any Credit Party from any material obligations under the Security Documents and other instruments contemplated by this Agreement or release or discharge any of the Liens arising under the Security Documents, in each case without the prior written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. For greater certainty, the Administrative Agent may release and discharge the Liens constituted by the Security Documents to the extent necessary to enable the Borrower or any other Credit Party to complete any asset sale which is not prohibited by this Agreement or the other Financing Documents, and the Administrative Agent may agree to amend or waive Section 2.2 of the Intercreditor Agreement with the consent of the Required Lenders. Each Lender hereby approves the terms of the Amendment and Restatement Agreement and the Lien Priority Agreement, approves, authorizes, ratifies, confirms and consents to the Administrative Agent entering into each such agreement on behalf of such Lender, and agrees to be bound by the terms of each such agreement as if such Lender had entered into each such agreement on its own behalf.

9.3         EXPENSES; INDEMNITY; DAMAGE WAIVER.

      (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Financing Documents, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Financing Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

      (b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and disbursements of counsel) and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Financing Documents, or
            (vi) the enforcement of any Indemnitee's rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Transactions are consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of or material breach of this Agreement by such Indemnitee. No Indemnitee shall be liable for any indirect or consequential damages in connection with its activities related to the Loans nor shall any Credit Party be liable for any indirect or consequential damages in connection with its activities related to the Loans.

      (c) To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3 (a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (as applicable) such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, in its capacity as such.

      (d) The Borrower shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Financing Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

      (e) Any inspection of any property of any Credit Party made by or through the Administrative Agent or any Lender is for purposes of administration of this Agreement and the Financing Documents only, and neither the Borrower nor any other Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).

      (f) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Financing Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders.

      (g) The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person is entitled to rely thereon.

      (h) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of any Credit Party or their Affiliates and the Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 9.3(b) from any such loss, damage, liability or claim.

      (i) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, the Administrative Agent and the Lenders, and their respective successors and permitted assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

      (j) All amounts due under this Section 9.3 shall be payable not later than three Business Days after written demand therefor.

9.4         SUCCESSORS AND ASSIGNS.

      (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or any Lender Affiliate, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided further that the Borrower's consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (ii) except in the case of an assignment to a Lender or any Lender Affiliate, the aggregate amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$750,000 (if in U.S.$) or Cdn.$1,000,000 (if in Cdn.$), unless both the Borrower and the Administrative Agent otherwise consent in writing, and the amount held by each Lender after each such assignment shall not be less than U.S.$1,000,000 (if in US.$) or Cdn.$5,000,000 (if in Cdn.$), unless both the Borrower and the Administrative Agent otherwise consent in writing; provided that any Borrower consents hereunder shall not be required during the continuance of an Event of Default and Lender Affiliates shall be combined for purposes of determining compliance with such minimum assignment and minimum hold amounts; (iii) each partial assignment in respect of any assigned Loans shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement in respect of such Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) a processing and recordation fee of U.S.$3,500, payable by the assigning Lender (with only one such fee payable in connection with simultaneous assignments to or by two or more Lender Affiliates), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (vi) the Borrower shall not incur any increased costs merely due to any such assignment including any obligation to make any payment under Section 2.11 that would exceed the amount payable to the assigning Lender. The Administrative Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9, 2.10 and 2.11 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with
            Section 9.4(d). The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

      (c) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 9.4(b).

      (d) Any Lender may, without notice to the Borrower or the consent of the Borrower or the Administrative Agent, sell participations to one or more Persons (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(d). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.12(c) as though it were a Lender.

      (e) A Participant shall not be entitled to receive any greater payment under Section 2.9 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with
            Section 2.11(e) as though it were a Lender.

      (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      (g) Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the assignee or Participant, as the case may be. The parties acknowledge that the Borrower's obligations hereunder with respect to any such Loans will continue and will not constitute new obligations as a result of such assignment or participation.

9.5 SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. Sections 2.9, 2.10 or 2.11 and 9.3 and
Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans or the termination of this Agreement or any provision hereof.

9.6 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original or faxed counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.

9.7 SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 RIGHT OF SET OFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have.

9.9         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

      (a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario.

      (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Financing Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against the Borrower or its properties in the courts of any other jurisdiction.

      (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

      (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 CONFIDENTIALITY. The Administrative Agent, the Collateral Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that

Information may be disclosed (a) to each of their Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other Governmental Authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Financing Document or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower, any of its subsidiaries, or their respective business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

 [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW.]

                                                           TRANCHE B-TERM LOAN A
                                                                CREDIT AGREEMENT

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER                                   PARENT

MICROCELL SOLUTIONS INC.                   MICROCELL TELECOMMUNICATIONS
                                           INC.

By: _________________________________      By: _______________________________
Name:  Jocelyn Cote                        Name:  Jocelyn Cote
Title: Vice-President, Legal Affairs       Title: Vice-President, Legal Affairs
       and Assistant Secretary                    and Assistant Secretary

AGENTS

JPMORGAN CHASE BANK, TORONTO               CREDIT SUISSE FIRST BOSTON, as
BRANCH, as Administrative Agent and as     Syndication Agent and Joint Lead
Collateral Agent                           Arranger

By: _________________________________      By: _______________________________
Name:  Christine Chan
Title: Vice-President

                                           By: _______________________________

                                                           TRANCHE B-TERM LOAN A
                                                                CREDIT AGREEMENT

TRANCHE B-TERM LOAN A LENDERS

                                           ADDRESS: (Please complete)

_____________________________________
(Type or print name of Lender)             Street Address:_____________________

                                                         ______________________

By:__________________________________      City:         ______________________
Name:________________________________
Title:_______________________________      Province/State:_____________________

By:__________________________________      Postal/Zip Code:____________________
Name:________________________________
Title:_______________________________      Country:      _____________________

                                           Contact:      ______________________

                                           Phone:        ______________________

                                           Fax:          ______________________

                                           E-mail:       ______________________

                                   SCHEDULE A

                                 LENDERS' LOANS

Credit Suisse First Boston, acting           U.S.$12,500,000
through its
Cayman Islands Branch

KZH Cypresstree-1 LLC                        U.S.$7,000,000

KZH Sterling LLC                             U.S.$3,925,037.48

JPMorgan Chase Bank, Toronto Branch          U.S.$ amount which when added to
                                             U.S.$23,425,037.48 equals the U.S.$
                                             Equivalent of Cdn.$200,000,000

                                   SCHEDULE B

                                DISCLOSED MATTERS

 [NOTE: THE NUMBERS IN PARENTHESES DENOTE THE PROVISION OF THE CREDIT AGREEMENT
                       WHICH REFERS TO THIS SCHEDULE B.]

GOVERNMENTAL APPROVALS (3.3)

1.    None

LITIGATION (3.5)

1. On April 10, 2002, ASP WirelessNet Inc. ("ASP"), a former service provider of the Borrower, filed a notice of arbitration pursuant to an agreement that ASP had with the Borrower. ASP claims in the notice of arbitration that the Borrower has breached its agreements with ASP and that it therefore suffered damages in the amount of $18.5 million, which ASP is claiming from the Borrower. The Borrower considers ASP's claim frivolous and unfounded in fact and in Law, and intends to vigorously contest it.

REAL PROPERTY AND OFFICE AND SWITCHROOM LEASES (3.8)

1.    Owned Real Properties

IMMOVABLE PROPERTIES

Quebec Property

            Le lot UN MILLION DEUX CENT CINQUANTE SEPT MILLE CINQ CENT TREIZE (1 257 513) du Cadastre du Quebec, circonscription fonciere de Quebec.

Nicolet Property

            Un immeuble situe dans le secteur St-Gregoire de la ville de Becancour, connu et designe comme etant le lot numero SEIZE de la subdivision officielle du lot originaire numero CINQUANTE-NEUF (59-16) du Cadastre de la Paroisse de Saint-Gregoire, circonscription fonciere de Nicolet (Nicolet 2).

Hull Property

            Un immeuble situe dans la ville de Gatineau, connu et designe comme etant le lot numero UN MILLION TROIS CENT SOIXANTE-TREIZE MILLE TROIS CENT SOIXANTE-DOUZE (1 373 372) du Cadastre du Quebec, circonscription fonciere de Hull.

Trois-Rivieres Property

            Un immeuble situe dans la ville de Trois-Rivieres (autrefois municipalite de Pointe--du--Lac) connu et designe comme etant le lot DEUX MILLIONS TROIS CENT TRENTE ET UN MILLE SEPT CENT TRENTE-NEUF (2 331 739) du Cadastre du Quebec, circonscription fonciere de Trois-Rivieres.

L'Assomption Property

            Un emplacement situe dans la ville de Mascouche, connu et designe comme etant compose des lots suivants :

            (a) Le lot numero TRENTE-DEUX de la subdivision officielle du lot originaire numero TROIS CENT QUARANTE-HUIT (348-32) du Cadastre de la Paroisse de Saint-Henri-de-Mascouche, circonscription fonciere de l'Assomption.

            (b) Le lot numero DIX-NEUF de la subdivision officielle du lot originaire numero TROIS CENT QUARANTE-NEUF (349-19) du Cadastre de la Paroisse de Saint-Henri-de-Mascouche, circonscription fonciere de l'Assomption.

Champlain Property

            Un immeuble situe dans la ville de Trois-Rivieres (autrefois municipalite de Saint--Louis--de--France), connu et designe comme etant une partie du lot SOIXANTE-CINQ (Ptie 65) du Cadastre de la Paroisse de Saint--Maurice, circonscription fonciere de Champlain, de figure irreguliere, dont les tenants et aboutissants sont:

            - vers le nord-est, par la rue Courteau (montre a l'originaire) et par une partie du lot 65, rue Courteau; vers le sud-est, par une partie du lot 65; vers le sud-ouest, par le lot 67-1 et par une partie du lot 67; vers le nord-ouest, par le rang St-Alexis (montre a l'originaire);

            Rattachement :

            Le coin nord de ce lot correspond au coin nord du lot 65;

            Dimensions :

                   DIRECTION         LONGUEUR
  LIGNE            GEODESIQUE         METRES       LIMITE
-----------    ------------------    --------    ----------
10261-23847    136 degrees 50'20"    286,61      nord-est
23847-10257    146 degrees 27'10"     30,91      nord-est
10257-10258    136 degrees 57'15"     49,76      nord-est
10258-10223    220 degrees 50'30"    147,36      sud-est
10223-10124    316 degrees 33'25"    375,25      sud-ouest
10124-10261     44 degrees 13'53"    153,82      nord-ouest

            Superficie de : 56 305,1 metres carres.

            Le tout tel que montre par un lisere rouge sur le plan prepare par Pierre Roy, arpenteur-geometre, le 13 octobre 2000, sous le numero 50408 de ses dossiers et sous le numero 3488 de ses minutes.

Terrebonne Property

            Un immeuble situe dans la ville de Blainville, connu et designe comme etant le lot UN MILLION NEUF CENT SEPT MILLE SEPT CENT SOIXANTE-SEPT (1 907 767) du Cadastre du Quebec, circonscription fonciere de Terrebonne.

With all the buildings thereon erected, and as the said seven (7) immovable properties hereinabove described now subsist with all of their respective rights, members and appurtenances, without exception or reserve of any kind, and together with and subject to all servitudes, continued or discontinued, apparent or non apparent, attached thereto.

SERVITUDES

      All of the Grantor's rights, title and interest in, to and pursuant to the following servitudes affecting the immovable properties hereinafter described:

Sainte-Agathe-des-Monts Servitude

            << Une servitude de droit de passage aux termes d'un acte publie sous le numero 1 244 541 pour le benefice de la tour, des constructions et ouvrages appartenant a Microcell Connexions Inc., identifies comme etant le Fonds Dominant, sur la lisiere ci-apres designee, etant le Fonds Servant, a savoir :

                                  FONDS SERVANT

            (a) Le lot QUARANTE-DEUX de la subdivision officielle du lot originaire QUATRE (4-42), Rang 3, Canton Beresford, du Cadastre de la Paroisse de Sainte-Agathe-des-Monts, circonscription fonciere de Terrebonne, (ledit lot connu comme etant la rue Panorama);

            (b) Une partie du lot CENT QUARANTE-QUATRE de la subdivision officielle du lot originaire QUATRE (4-144) Rang 3, Canton Beresford, du Cadastre de la Paroisse de
                  Sainte-Agathe-des-Monts, circonscription fonciere de Terrebonne, decrite comme suit :

                  De figure trapezoidale, indiquee par les nombres 1, 2, 3 et 4 sur le plan prepare par Francois Houle, arpenteur-geometre, le 25 octobre 2000, sous le numero 2655 de ses minutes, commencant au point << 1 >> etant situe au coin sud-est du lot 4-144 du Rang III du Canton de Beresford, ladite parcelle est bornee et decrite comme suit :

            - vers le sud-ouest, la ligne 1-2, par le lot 4-145 et mesurant le long de cette limite quarante-quatre metres et trois centiemes (44,03 m) suivant une ligne ayant un gisement de 298 degrees 21'23".

            - vers le nord-ouest, la ligne 2-3, par une partie du lot 5A et mesurant le long de cette limite quatre metres et soixante-neuf centiemes (4,69 m) suivant une ligne ayant un gisement de 15 degrees 25'26".

            - vers le nord-est, la ligne 3-4, par le residu du lot 4-144 et mesurant le long de cette limite quarante-trois metres et quatre-vingt-douze centiemes (43,92 m) suivant une ligne ayant un gisement de 118 degrees 21'23".

            - vers le sud-est, la ligne 4-1, par le lot 4-42 (rue Panorama) et mesurant le long d'un arc quatre metres et soixante-treize centiemes (a :4,73 m) ayant un rayon de vingt metres (r :20,00 m).

            Superficie : 200,5 metres carres.

                                 FONDS DOMINANT

            La tour, les constructions et ouvrages sont eriges sur l'emplacement suivant :

            (a) Une partie du lot CINQ A (Ptie 5A), Rang 3, Canton Beresford, du Cadastre de la Paroisse de Sainte-Agathe-des-Monts, circonscription fonciere de Terrebonne, decrite comme suit :

                  De figure irreguliere, indiquee par les nombres 2, 5, 6, 7, 8 et 3 sur ledit plan, commencant au point << 2 >> etant situe au coin sud-ouest du lot 4-144 du Rang III du Canton de Beresford, ladite parcelle est bornee et decrite comme suit :

            - vers le sud-ouest, la ligne 2-5 sur ledit plan, par une autre partie du lot 5A et mesurant le long de cette limite huit metres et cinq centiemes (8,05 m) suivant une ligne ayant un gisement de 298 degrees 21'23".

            - vers l'ouest, la ligne 5-6 sur ledit plan, par une autre partie du lot 5A et mesurant le long de cette limite cent trente-cinq metres et cinq centiemes (135,05 m) suivant une ligne ayant un gisement de 0 degrees 04'07".

            - vers le nord, la ligne 6-7 sur ledit plan, par une autre partie du lot 5A decrite plus bas, et mesurant le long de cette limite quatre metres et soixante centiemes (4,60 m) suivant une ligne ayant un gisement de 96 degrees 19'15".

            - vers l'est, la ligne 7-8 sur ledit plan, par une autre partie du lot 5A et mesurant le long de cette limite cent trente et un metres et quatre-vingt-deux centiemes (131,82 m) suivant une ligne ayant un gisement de 180 degrees 04'07".

            - vers le nord-est, la ligne 8-3 sur ledit plan, par une autre partie du lot 5A et mesurant le long de cette limite quatre metres et vingt-sept centiemes (4,27 m) suivant une ligne ayant un gisement de 118 degrees 21'23".

            - vers le sud-est, la ligne 3-2 sur ledit plan, par le residu du lot 4-144 et mesurant le long de cette limite quatre metres et soixante-neuf centiemes (4,69 m) suivant une ligne ayant un gisement de 195 degrees 25'26".

            Superficie : 638,0 metres carres.

            (b) Une partie du lot CINQ A (Ptie 5A), Rang 3, Canton Beresford, du Cadastre de la Paroisse de Sainte-Agathe-des-Monts, circonscription fonciere de Terrebonne, decrite comme suit :

                  De figure carree, indiquee par les nombres 6, 9, 10 et 11 sur ledit plan, commencant au point << 6 >>, rattache precedemment, ladite parcelle est bornee comme suit :

            - vers l'est, la ligne 6-9 sur ledit plan, par une autre partie du lot 5A et mesurant le long de cette limite six metres et dix-huit centiemes (6,18 m) suivant un ligne ayant un gisement de 6 degrees 19'15".

            - vers le nord, la ligne 9-10 sur ledit plan, par une autre partie du lot 5A et mesurant le long de cette limite six metres et dix-huit centiemes (6,18 m) suivant une ligne ayant un gisement de 96 degrees 19'15".

            - vers l'est, la ligne 10-11 sur ledit plan, par une partie du lot 5A et mesurant le long de cette limite six metres et dix-huit centiemes (6,18 m) suivant une ligne ayant un gisement de 186 degrees 19'15".

            - vers le sud, la ligne 11-6 sur ledit plan, par une autre partie du lot 5A et mesurant le long de cette limite six metres et dix-huit centiemes (6,18 m) suivant une ligne ayant un gisement de 276 degrees 19'15".

            Superficie : 8,2 metres carres. >>

Levis Servitude

            << Une servitude de droit de passage aux termes d'un acte publie sous le numero 452 431 pour le benefice de la tour, des constructions et ouvrages appartenant a Microcell Connexions Inc., identifies comme etant le Fonds Dominant, sur la lisiere ci-apres designee, etant le Fonds Servant, a savoir :

                                  FONDS SERVANT

            (a) Une partie du lot QUARANTE-TROIS (Ptie 43) du Cadastre de la Paroisse de Saint-Etienne-de-Lauzon, circonscription fonciere de Levis, designee comme suit :

                  De figure irreguliere, indiquee par les nombres 1 a 6 du plan prepare par Francois Houle, arpenteur-geometre, le 1(er) mai 2001, sous le numero 3138 de ses minutes, commencant au point
                  << 1 >> etant l'intersection entre la ligne separative des lots 42 et 43 avec la limite SUD-EST de l'emprise du Chemin Sainte-Anne Est (une partie du lot 43), ladite parcelle est bornee et decrite comme suit :

            - vers le nord-est, par une partie du lot 42, dans une premiere ligne 1-2, et mesurant le long de cette limite quatre-vingt-quatre metres et quatre-vingt-deux centiemes (84,82 m) suivant une ligne ayant un gisement de 134 degrees 57'29"; dans une deuxieme ligne 2-3, et mesurant le long de cette limite deux cent quarante-huit metres et vingt et un centiemes (248,21 m) suivant une ligne ayant un gisement de 133 degrees 48'58".

            - vers le sud-est, la ligne 3-4, par une autre partie du lot 43 et mesurant le long de cette limite dix metres et quatre centiemes (10,04 m) suivant une ligne ayant un gisement de 228 degrees 48'58".

            - vers le sud-ouest, par une autre partie du lot 43, dans une premiere ligne 4-5, et mesurant le long de cette limite deux cent quarante-sept metres et quarante-quatre centiemes (247,44 m) suivant une ligne ayant un gisement de 313 degrees 48'58"; dans une deuxieme ligne 5-6, et mesurant le long de cette limite soixante-dix-huit metres et quatre-vingt-sept centiemes (78,87 m) suivant une ligne ayant un gisement de
                  314 degrees 57'29".

            - vers le nord-ouest, la ligne 6-1, par une autre partie du lot 43, etant le Chemin Sainte-Anne Est et mesurant le long de cette limite onze metres et soixante-neuf centiemes (11,69 m) suivant une ligne ayant un gisement de 13 degrees 46'34".

            Superficie : 3 296,7 metres carres

            (b) Une partie du lot QUARANTE-TROIS (Ptie 43) du Cadastre de la Paroisse de Sainte-Etienne-de-Lauzon, circonscription fonciere de Levis, designee comme suit :

                  De figure parallelogrammique, indiquee par les nombres 3, 4, 7 et 8 sur ledit plan, commencant au point << 3 >> precedemment rattache, ladite parcelle est bornee et decrite comme suit :

            - vers le nord-est, la ligne 3-7, par une partie du lot 42 decrite plus bas, et mesurant le long de cette limite dix metres et quatre centiemes (10,04 m) suivant une ligne ayant un gisement de 133 degrees 48'58".

            - vers le sud-est, la ligne 7-8, par une autre partie du lot 43 et mesurant le long de cette limite dix metres et quatre centiemes (10,04 m) suivant une ligne ayant un gisement de 228 degrees 48'58".

            - vers le sud-ouest, la ligne 8-4, par une autre partie du lot 43 et mesurant le long de cette limite dix metres et quatre centiemes (10,04 m) suivant une ligne ayant un gisement de 313 degrees 48'58".

            - vers le nord-ouest, la ligne 4-3, par une autre partie du lot 43, decrite precedemment, et mesurant le long de cette limite dix metres et quatre centiemes (10,04 m) suivant une ligne ayant un gisement de 48 degrees 48'58".

            Superficie : 100,4 metres carres.

                                 FONDS DOMINANT

            La tour, les constructions et ouvrages sont eriges sur l'emplacement suivant :

            (a) Une partie du lot QUARANTE-DEUX (Ptie 42) du Cadastre de la Paroisse de Saint-Etienne-de-Lauzon, circonscription fonciere de Levis, designee comme suit :

                  De figure carree, indiquee par les nombres 11, 12, 14 et 15 sur ledit plan, commencant au point << 11 >> ci-apres rattache, ladite parcelle est bornee et decrite comme suit :

            - vers le nord-ouest, la ligne 11-14, par une autre partie du lot 42, et mesurant le long de cette limite six metres et quatre-vingt-seize centiemes (6,96 m) suivant une ligne ayant un gisement de 49 degrees 43'36".

            - vers le nord-est, la ligne 14-15, par une autre partie du lot 42, et mesurant le long de cette limite six metres et quatre-vingt-seize centiemes (6,96 m) suivant une ligne ayant un gisement de 139 degrees 43'36".

            - vers le sud-est, la ligne 15-12, par une autre partie du lot 42, et mesurant le long de cette limite six metres et quatre-vingt-seize centiemes (6,96 m) suivant une ligne ayant un gisement de 229 degrees 43'36".

            - vers le sud-ouest, la ligne 12-11, par une autre partie du lot 42, et mesurant le long de cette limite six metres et quatre-vingt-seize centiemes (6,96 m) suivant une ligne ayant un gisement de 319 degrees 43'36".

            Superficie : 48,4 metres carres.

            (b) Une partie du lot QUARANTE-DEUX (Ptie 42) du Cadastre de la Paroisse de Saint-Etienne-de-Lauzon, circonscription fonciere de Levis, designee comme suit :

                  De figure irreguliere, indiquee par les nombres 3, 9, 10, 11, 12 et 13 sur ledit plan, commencant au point << 3 >>, ci-apres rattache, ladite parcelle est bornee et decrite comme suit :

            - vers le nord-ouest, la ligne 3-9, par une autre partie du lot 42 et mesurant le long de cette limite dix metres et quatre centiemes (10,04 m) suivant une ligne ayant un gisement de
                  48 degrees 48'58".

            - vers le nord-est, la ligne 9-10, par une autre partie du lot 42 et mesurant le long de cette limite cent seize metres et quatre-vingt-six centiemes (116,86 m) suivant une ligne ayant un gisement de 133 degrees 48'58".

            - vers le nord-ouest, la ligne 10-11, par une autre partie du lot 42 et mesurant le long de cette limite cinquante metres et soixante-douze centiemes (50,72 m) suivant une ligne ayant un gisement de 49 degrees 43'36".

            - vers le nord-est, la ligne 11-12, par une autre partie du lot 42, decrite plus haut, et mesurant le long de cette limite six metres et quatre-vingt-seize centiemes (6,96 m) suivant une ligne ayant un gisement de 139 degree 43'36".

            - vers le sud-est, la ligne 12-12, par une autre partie du lot 42, et mesurant le long de cette limite soixante metres et six centiemes (60,06 m) suivant une ligne ayant un gisement de
                  229 degrees 43'36".

            - vers le sud-ouest, la ligne 13-3, par une partie du lot 43, et mesurant le long de cette limite cent-vingt-trois metres et soixante-dix centiemes (123,70 m) suivant une ligne ayant un gisement de 313 degrees 48'58".

            Superficie : 1 588,3 metres carres. >>

Salaberry Servitude

            << Une servitude de droit de passage aux termes d'un acte publie sous le numero 1 182 040 pour le benefice de la tour, des constructions et ouvrages appartenant a Microcell Connexions Inc., identifies comme etant le Fonds Dominant, sur la lisiere ci-apres designee, etant le Fonds Servant, a savoir :

                                  FONDS SERVANT

            (a) Une lisiere de terrain situee dans la ville de Mont-Tremblant (autrefois ville de Saint--Jovite), connue et designee comme etant une partie du lot DEUX CENT QUARANTE-CINQ (Ptie 245), du Cadastre du Canton de De Salaberry, circonscription fonciere de Terrebonne, designee comme suit :

                  De figure irreguliere, indiquee par les nombres 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 sur le plan prepare par
                  Francois Houle, arpenteur-geometre, le 17 aout 1998, sous le numero 1035 de ses minutes (dossier numero 40429-1), commencant au point << 1 >> etant situe a un metre (1,00 m), mesuree suivant une ligne ayant un gisement de
                  267 degrees 36'11" a partir du coin OUEST du lot 243 (point << X >>), ladite parcelle est bornee et decrite comme suit :

            - vers l'est, la ligne 1-2, une autre partie du lot 245, et mesurant le long de cette limite quarante-neuf metres et quatre-vingt-dix-huit centiemes (49,98 m) suivant une ligne ayant un gisement de 179 degrees 43'08".

            - vers le nord-est, la ligne 2-3, par une autre partie du lot 245 et mesurant le long de cette limite quinze metres et soixante-douze centiemes (15,72 m) suivant une ligne ayant un gisement de 166 degrees 12'05".

            - vers l'est, la ligne 3-4, par une autre partie du lot 245 et mesurant le long de cette limite quarante metres (40,00 m) suivant une ligne ayant un gisement de 190 degrees 23'43".

            - vers le nord-est, la ligne 4-5, par une autre partie du lot 245 et mesurant dans cette limite quatorze metres et trente-deux centiemes (a :14,32 m) le long d'un arc de neuf metres et quinze centiemes (r :9,15 m) de rayon.

            - vers le nord, la ligne 5-6, par une autre partie du lot 245 et mesurant le long de cette limite cent un metres et soixante-huit centiemes (101,68 m) suivant une ligne ayant un gisement de 102 degrees 46'30".

            - vers le nord-ouest, la ligne 6-7, par une autre partie du lot 245 et mesurant le long de cette limite vingt-deux metres et vingt-cinq centiemes (22,25 m) suivant une ligne ayant un gisement de 70 degrees 59'22".

            - vers le nord-est, la ligne 7-8, par la partie du lot 233 au meme cadastre et circonscription fonciere, decrite plus bas, et mesurant le long de cette limite quatre metres et trente-sept centiemes (4,37 m) suivant une ligne ayant un gisement de 194 degrees 16'54'.

            - vers le sud-est, la ligne 8-9, par une autre partie du lot 245 et mesurant le long de cette limite vingt metres et quatre-vingt-neuf centiemes (20,89 m) suivant une ligne ayant un gisement de 250 degrees 59'22'.

            - vers le sud, la ligne 9-10, par une autre partie du lot 245 et mesurant le long de cette limite cent deux metres et soixante-sept centiemes (102,67 m) suivant une ligne ayant un gisement de 282 degrees 46'30".

            - vers le sud-ouest, la ligne 10-11, par une autre partie du lot 245 et mesurant dans cette limite dix-neuf metres et quatre-vingt-quinze centiemes (a :19,95 m) le long d'un arc de douze metres et quatre-vingts centiemes (r :12,80 m) de rayon.

            - vers l'ouest, la ligne 11-12, par une autre partie du lot 245 et mesurant le long de cette limite trente-neuf metres et vingt-et-un centiemes (39,21 m) suivant une ligne ayant un gisement de 10 degrees 23'43".

            - vers le sud-ouest, la ligne 12-13, par une autre partie du lot 245 et mesurant le long de cette limite quinze metres et quarante et un centiemes (15,41 m) suivant une ligne ayant un gisement de 346 degrees 12'05".

            - vers l'ouest, la ligne 13-14, par une autre partie du lot 245 et mesurant le long de cette limite cinquante metres et vingt-cinq centiemes (50,25 m) suivant une ligne ayant un gisement de 359 degrees 43'08".

            - vers le nord, la ligne 14-1, par la rue Ouimet etant un lot montre a l'originaire et mesurant le long de cette limite trois metres et soixante-six centiemes (3,66 m) suivant une ligne ayant un gisement de 87 degree 36'11".

            Superficie : 899,3 metres carres.

                                 FONDS DOMINANT

            La tour, les constructions et ouvrages sont eriges sur l'emplacement suivant :

            (a) UN TERRAIN SITUE DANS LA VILLE DE MONT-TREMBLANT (AUTREFOIS VILLE DE SAINT--JOVITE), CONNU ET DESIGNE COMME ETANT UNE PARTIE DU LOT DEUX CENT TRENTE-TROIS (PTIE 233), DU CADASTRE DU CANTON DE DE SALABERRY, CIRCONSCRIPTION FONCIERE DE TERREBONNE, DESIGNEE COMME SUIT :

                  De figure irreguliere, indiquee par les nombres 29, 30, 31, 32, 33 sur ledit plan, commencant au point << 29 >> etant situe a deux metres et quatre-vingt-cinq centiemes (2,85 m), mesuree suivant une ligne ayant un gisement de 102 degrees 29'06" a partir du point << 21 >>, decrite dans la description technique rattachee audit plan, ladite parcelle est bornee et decrite comme suit :

            - vers l'est, la ligne 29-30, par une autre partie du lot 233 et mesurant le long de cette limite treize metres et quarante-quatre centiemes (13,44 m) suivant une ligne ayant un gisement de 192 degrees 29'06".

            - vers le sud, la ligne 30-31, par une autre partie du lot 233, etant la route 117, et mesurant le long de cette limite sept metres (7,00 m) suivant une ligne ayant un gisement de
                  279 degrees 29'44".

            - vers le sud-ouest, la ligne 31-32, par une autre partie du lot 233, etant la route 117, et mesurant le long de cette limite deux metres et quarante-cinq centiemes (2,45 m) suivant une ligne ayant un gisement de 298 degrees 13'55".

            - vers l'ouest, la ligne 32-33, par une autre partie du lot 233 et mesurant le long de cette limite treize metres et quatorze centiemes (13,14 m) suivant une ligne ayant un gisement de
                  12 degrees 29'06".

            - vers le nord, la ligne 33-29, par une autre partie du lot 233 et mesurant le long de cette limite neuf metres et trente-cinq centiemes (9,35 m) suivant une ligne ayant un gisement de
                  102 degrees 29'06".

                  Superficie : 127,00 metres carres. >>

Montreal Servitude

            << Une servitude de droit de passage aux termes d'un acte publie sous le numero 10 133 119 pour le benefice de Microcell Connexions Inc. sur la lisiere, ci-apres designee, etant le Fonds Servant, a savoir :

                                  FONDS SERVANT

            Une partie du lot numero UN MILLION CINQ CENT CINQUANTE-HUIT MILLE QUATRE-VINGT-QUINZE (Ptie 1 558 095) du Cadastre du Quebec, circonscription fonciere de Montreal.

            De figure irreguliere, indiquee par les nombres 1 a 6 sur la copie de plan annexee a la description technique preparee par Francois Houle, arpenteur geometre, en date du 3 juin 3003 sous le numero 4572 de ses minutes, commencant au point << 1 >> etant situe a un metre et cinquante centiemes (1,50 m), mesuree en direction nord-est le long de la limite separative des lots 1 558 095 et 1 558 301 (avenue Clark-Graham) a partir du point << X >>, etant l'intersection des lots 1 558 072, 1 558 095 et 1 558 301 (avenue Clark-Graham), ladite parcelle est bornee et decrite comme suit:

            - vers le nord-ouest, la ligne 1-2, par le lot 1 558 301 (avenue Clark-Graham) et mesurant le long de cette limite quatre metres et cinquante-sept centiemes (4,57 m) suivant une ligne ayant un gisement de 61 degrees 05'01".

            - vers le nord-est, la ligne 2-3, par une autre partie du lot 1 558 095 et mesurant le long de cette limite cent vingt-huit metres et soixante-seize centiemes (128,76 m) suivant une ligne ayant un gisement de 151 degrees 05'01".

            - vers le nord-est, la ligne 3-4, par une autre partie du lot 1 558 095 et mesurant le long de cette limite huit metres et cinquante-neuf centiemes (8,59 m) suivant une ligne ayant un gisement de 101 degrees 44'24".

            - vers le sud-est, l'arc 4-5, par une partie du lot 1 558 166, et mesurant le long de cet arc quatre metres et quatre-vingt-un centiemes (a: 4,81 m) suivant un arc ayant un rayon de cent dix-huit metres et quatre-vingt-seize centiemes (r: 118,96 m).

            - vers le sud-ouest, la ligne 5-6, par une autre partie du lot 1 558 095 et mesurant le long de cette limite neuf metres et dix-huit centiemes (9,18 m) suivant une ligne ayant un gisement de 281 degrees 44'24".

            - vers le sud-ouest, la ligne 6-1, par une autre partie du lot 1 558 095 et mesurant le long de cette limite cent trente metres et quatre-vingt-six centiemes (130,86 m) suivant une ligne ayant un gisement de 331 degrees 05'01".

            Ayant une superficie de 633,8 metres carres.

            Le tout tel qu'il appert de la description technique preparee par Francois Houle, arpenteur-geometre, en date du 3 juin 2002 sous le numero 4572 de ses minutes et classee sous le numero 41916-1 des dossiers de son etude. >>

Nicolet Servitude

            << Une servitude de droit de passage aux termes d'un acte publie sous le numero 10 131 129 pour le benefice de Microcell Connexions Inc., sur la lisiere ci-apres designee, etant le Fonds Servant :

                                  FONDS SERVANT

            Une lisiere de terrain etant une partie du lot CENT SOIXANTE-SIX (Ptie 166) (ancien chemin desaffecte) du Cadastre de la Paroisse de Sainte--Eulalie, circonscription fonciere de Nicolet (Nicolet 2).

            De figure irreguliere, indiquee par les nombres 1, 2, 3, 4, 5, 6, 7 et 8 sur la copie de plan prepare par Francois Houle, arpenteur-geometre, date du 6 juillet 2000 et portant le numero de minute 2438, commencant au point << 1 >> etant situe sur le coin nord-ouest du lot originaire 166 du Cadastre de la paroisse de Sainte-Eulalie, ladite parcelle est bornee et decrite comme suit :

            - vers le nord-ouest, la ligne 1-2, par le fronteau des terres du cinquieme rang de l'augmentation du canton de Bulstrode, et mesurant le long de cette limite huit metres et soixante-dix-neuf centiemes (8,79 m) suivant une ligne ayant un gisement de 72 degrees 18'05 ".

            - vers l'est, par une autre partie du lot 166 et mesurant, dans une premiere ligne 2-3, cent soixante-sept metres et soixante-douze centiemes (167,72 m) suivant une ligne ayant un gisement de 178 degrees 24'36", dans une seconde ligne 3-4, huit cent cinquante-neuf metres et vingt-cinq centiemes (859,25 m) suivant une ligne ayant un gisement de
                  177 degrees 51'10" et dans une troisieme ligne 4-5, cent trente-cinq metres et quatre-vingt-dix centiemes (135,90 m) suivant une ligne ayant un gisement de 178 degrees 19'34".

            - vers le sud-est, la ligne 5-6, par une autre partie du lot 166 et mesurant le long de cette limite huit metres et soixante-dix-neuf centiemes (8,79 m) suivant une ligne ayant un gisement de 252 degrees 20'29".

            - vers l'ouest par les lots 64, 65 et 66 du Canton d'Aston, et mesurant, dans une premiere ligne 6-7, cent trente-huit metres et vingt-neuf centiemes (138,29 m) suivant une ligne ayant un gisement de 358 degrees 19'34"; dans une seconde ligne 7-8, huit cent cinquante-neuf metres et vingt-six centiemes (859,26 m) suivant une ligne ayant un gisement de 357 degrees 51'10" et dans une troisieme ligne 8-1, cent soixante-cinq metres et trente-deux centiemes (165,32 m) ayant un gisement de 358 degrees 24'36". >>

2.    Office and Switchroom Leases

(a) Office space situated on the 4th, 9th, 10th and 11th Floors at the building located at 1250 Rene Levesque Boulevard West, Montreal, Quebec, containing an area of approximately 123,411 square feet pursuant to a Sublease Agreement between IBM Canada Limited as Sublessor, Societe en Commandite Douze-Cinquante/Twelve-Fifty Company Limited, as Lessor Borrower as Subtenant dated as of the 3rd day of February, 1995 as amended by an Amendment to Sublease dated March 28, 1996 and by a Second Amendment to Sublease dated November 22, 1996. The 11th and 9th floor collectively measuring 64,543 square feet have been sub-leased to Cap Gemini Ernst & Young starting January 1, 2003 and March 1, 2003 respectively. (A portion of the 4th floor representing approximately 7,600 square feet will also be sub-leased by Cap Gemini at a later date).

(b) Office space situated on the 20th and 21st floors of the building located at 1250 Rene-Levesque Boulevard West, Montreal, Quebec, containing an area of 47,403 square feet pursuant to a Sublease Agreement between Bowater Pulp & Paper (Canada) Inc. as Sublessor, and Borrower as Subtenant dated as of the 17th day of December 1998. The 20th floor has been sub-leased to Public Sector Pensions Investment Board starting December 1, 2002. The 21st floor has been sub-leased to Heenan Blaikie Management Ltd., starting February 1, 2004.

(c) Office space situated on Level A and part of Level B & C at the building located at 800 de la Gauchetiere West, Montreal, Quebec, containing an area of approximately 346,244 square feet pursuant to a Lease entered into between WPBI Property Management Inc., as Lessor and Borrower, as Tenant dated for reference as of August 1, 1998, as amended by Amendments to Lease dated for reference as of October 1, 2000, June 15, 2001, July 1, 2002, May 1, 2003 and January 1, 2004. A portion of level C representing 12,796 square feet has been cancelled, without penalty, on July 1, 2002.

(d) Office space situated on the 17th Floor of the building located at 20 Bay Street, Toronto, Ontario containing an area of approximately 21,325 square feet pursuant to a Lease between Omers Realty Co. and Borrower made as of February 1, 1996 as amended by Lease Amending Agreements made as of May 1, 1997, May 26, 1997, June 1, 1997, September 1, 1999, May 1, 2000, October
      25, 2002 and September 9, 2003.

(e) Office space situated on the 5th and 8th Floors of the building located at 815 West Hastings Street, Vancouver, British Columbia, containing an area of approximately 14,000 square feet, pursuant to a Lease entered into between Investors Group Trust Co. Ltd. and Borrower as of March 22, 1996, as amended on March 4, 1997 and June 16, 1997. Since June 14, 2002 the office space has been reduced to 12,437 square feet and renewed until June 14, 2005, pursuant to a Lease Amendment and Extension Agreement dated March 25, 2002, as amended on May 15, 2002.

(f) Office space situated on the 20th floor of the building located at 500 - 4th Avenue S.W., Calgary, Alberta, containing an area of 10,253 square feet, pursuant to a Lease entered into between O&Y Properties Inc. and Grosvenor Canada Limited and Borrower as of February 7, 2001, as amended on December 5, 2001. This office space was sub-leased to Integrated Data Corporation between July 1, 2003 and November 19, 2003.

(g) Switch Room and computer room space situated on the 5th Floor of the building located at 1250 Rene Levesque Boulevard West, Montreal, Quebec containing an area of approximately 10,739 square feet, pursuant to a Sublease dated as of February 3, 1995 between IBM Canada Limited as Sublessor, Societe en Commandite Douze-Cinquante/Twelve-Fifty Company Limited as Lessor and Borrower as Subtenant which Sublease Agreement was assigned to Borrower as of June 11, 1998 and amended by an Amendment to Sublease dated April 26, 1996 and by a Second Amendment to sublease dated October 9, 2002;

(h) Switch Room space situated on part of the 2nd Floor of the building located at 10 Bay Street, Toronto, Ontario, containing an area of approximately 13,108 square feet, pursuant to a Lease entered into between Omers Realty Co. and Microcell Telecommunications Inc. dated February 1, 1996 which Lease was assigned to Borrower as of June 11, 1998 and amended by Lease Amending Agreements to the Lease effective July 1, 1997, December 1, 1998, September 1, 1999 and August 15, 2002;

(i) Switch Room space situated on the 3rd Floor of the building located at 815 West Hastings Street, Vancouver, British Columbia, containing an area of approximately 4,788 square feet, pursuant to a Lease entered into between Investors Group Trust Co. Ltd. and Microcell Telecommunications Inc. dated March 22, 1996 which Lease was assigned to Borrower as of March 31, 1996;

(j) Switch Room space situated on part of the 5th Floor of the building located at 630 Third Avenue South West, Calgary, Alberta, containing an area of approximately 8,283 square feet, pursuant to an Offer to Lease entered into between 623244 Alberta Ltd. and Borrower dated November 1, 1997;

(k) Switch Room space situated on Level A of the building located at 800 de la Gauchetiere West, Montreal, Quebec, containing an area of approximately 15,594 square feet, pursuant to a offer to Lease between WPBI Property Management Inc., as Lessor and Borrower dated March 22, 1999 as amended on August 20, 1999 and August 1, 2001;

(l) Switch Room space situated on the 5th floor of the building located at 2 Robert - Specks Park Way, Mississauga, Ontario, containing an area of approximately 10,627 square feet, pursuant to a Lease Agreement dated November 1, 2000 between Clarica Life Insurance Company and Canadian Partners Fund Inc. (as Lessor) and Borrower; and

(m) Switch Room space situated on the 1st floor of the building located at 555 Sixth Street, NewWestminster, British Columbia, containing an area of approximately 10,795 square feet, pursuant to a Lease Agreement dated as of November 22, 2000 between Canacemal Investment Inc. and Borrower.

SUBSIDIARIES (3.14)

1. Inukshuk Internet Inc. (wholly-owned subsidiary of Borrower and Unrestricted Subsidiary)

2. Telcom Investments Inc. (wholly-owned subsidiary of Borrower and Unrestricted Subsidiary)

3.    2861399 Canada Inc. (wound-up into Parent as of December 31, 2003)

MATERIAL CONTRACTS (3.16)

1.    Tranche A Exit Facility Agreement.

2.    Tranche B - Term Loan B Credit Agreement.

3.    Purchase and Licence Agreement with Nortel Networks

ENVIRONMENTAL MATTERS (3.17)

1.    None

EMPLOYEE MATTERS (3.18)

1. Employment Agreement with Alain Rheaume, President and Chief Operating Officer of the Borrower, providing for an indemnity of 24 months in the event of dismissal without reasonable cause.

2. Employment Agreement with Andre Tremblay, President and Chief Executive Officer of Parent, providing for an indemnity of 24 months in the event of dismissal without reasonable cause.

3. Employment Agreement with Jacques Leduc, Chief Financial Officer and Treasurer of Parent, providing for an indemnity of 24 months in the event of dismissal without reasonable cause before September 30, 2004.

INTELLECTUAL PROPERTY RIGHTS (3.20)

1.    Registered Trade Marks:

(a)   FIDO registered on April 28, 1997, registration no. TMA475,321;

(b) FIDO registered in the United Sates on December 11, 2001, registration no. 2,517,638;

(b)   FIDO & DESIGN registered on February 2, 1998, registration no. TMA489,000;

(c) FIDO & DESIGN registered in the United States on April 16, 2002, registration no. 2,560,921;

(c) FIDO (CARACTERES CHINOIS) DESIGN registered on February 21, 2001, registration no. TMA541,416;

(b)   FIDOMATIC registered on June 11, 2001, registration no. TMA546,433;

(c) FIDO (CARACTERES CHINOIS) DESIGN registered on April 19, 2002, registration no. TMA560,471;

(d)   FIDOMATIC & DESIGN registered on June 12, 2001, registration no.
      TMA546,451;

(e) FIDOMATIC & DESIGN registered in the United States on December 17, 2002, registration no. 2,661,037

(f) FIDO C'EST VOUS LE MAITRE & DESIGN registered on March 13, 2001, registration no. TMA542,267;

(g) FIDO YOU ARE THE MASTER & DESIGN registered on March 13, 2001, registration no. TMA542,265;

(h)   FIDO & DESIGN registered on February 26, 2001, registration number
      TMA541,562;

(i)   FIDOPRO registered on February 27, 2001, registration no. TMA541,653;

(j)   INSTANT REPLY registered on June 11, 2001, registration no. TMA546,429;

(k)   REPONSE ECLAIR registered on June 11, 2001, registration no. TMA546,430;

(l) LA MESSAGERIE VOCALE PERFORMANCE registered on June 12, 2001, registration no. TMA546,480;

(m)   FIDO E-MAIL registered on June 12, 2001, registration no. TMA546,477;

(n)   COURRIEL FIDO registered on June 12, 2001, registration no. TMA546,478;

(o)   FIDODATA registered on February 21, 2001, registration no. TMA541,437;

(p) PERFORMANCE VOICE MESSAGING registered on June 12, 2001, registration no. TMA546,454;

(q)   MICROCELL registered on March 30, 1999, registration no. TMA510,356;

(r) MICROCELL SOLUTIONS & DESIGN registered on September 9, 1999, registration no. TMA516,140;

(s) MICROCELL CAPITAL & DESIGN registered on September 30, 1998, registration no. TMA501,581;

(t) MICROCELL CONNEXIONS & DESIGN registered on March 29, 1999, registration no. TMA510,183;

(u) MICROCELL LABS & DESIGN registered on September 30, 1998, registration no. TMA501,578;

(v)   FIDO registered on February 20, 2003, registration no. TMA576,104;

(w)   i.FIDO registered on March 25, 2003, registration no. TMA578,101;

(x)   POPFONE registered on July 8, 1994, registration no. TMA430,217;

(y)   POPFONE DESIGN registered on June 10, 1994, registration no. TMA428,627.

(z)   FIDO M@GAZINE registered on July 9, 2003, registration no. TMA584,884;

(aa)  MICROCELL SCP registered on October 9, 2003, registration no. TMA592,052;

(bb)  MICROCELL PCS registered on October 8, 2003, registration no. TMA591,903;

(cc) MICROCELL SCP & DESIGN registered on October 9, 2003, registration no. TMA592,053; and

(dd) MICROCELL PCS & DESIGN registered on October 9, 2003, registration no. TMA591,982.

2.    Trade Mark Applications:

(a)   CITY FIDO application filed on September 5, 2003 under no. 1,188,439;

(b) CITY FIDO HOME & MOBILE SERVICE & DESIGN application filed on September 5, 2003 under no. 1,188,440;

(c) CITE FIDO SERVICE RESIDENTIEL ET MOBILE & DESIGN application filed on September 24, 2003 under no. 1,190,234; and

(d)   CITE FIDO application filed on September 24, 2003 under no. 1,190,232.

INDEBTEDNESS FOR BORROWED MONEY (3.23, 4.1(M), 6.1(D))

1.    Tranche A Exit Facility Agreement.

2.    Tranche B - Term Loan B Credit Agreement.

3.    First Preferred Shares.

4.    Second Preferred Shares.

5.    First Notes (if issued).

6.    Second Notes (if issued).

PERMITS, LICENCES; AUTHORIZATIONS (3.24)

1. Special authorization to provide Personal Communications Services (PCS) pursuant to s. 5(1)(v) of the Radiocommunication Act issued by Industry Canada on April 15, 1996 for a five year term and renewed on March 29, 2001 in favour of the Borrower for a second five year term together with license conditions for Personal Communications Service (PCS) licensees accepted by the Borrower on April 25, 1996 and on March 29, 2001. On December 12, 2003, Industry Canada issued Canada Gazette Notice DGRB-006-03 announcing that the licence terms of the Borrower's licence will be extended to March 31, 2011.

EXECUTIVE OFFICE; LOCATION OF RECORDS (5.1(XXVI))

1.    JURISDICTIONS IN WHICH TANGIBLE ASSETS ARE LOCATED:

      Parent:

      Quebec

      Borrower:

      Quebec
      Ontario
      Alberta
      British Columbia
      Saskatchewan
      Manitoba
      Nova Scotia
      Newfoundland

2. JURISDICTIONS IN WHICH AGGREGATE ACCOUNTS RECEIVABLE EXCEEDING CDN.$50,000 PER YEAR ARE GENERATED:

      Borrower:

      Quebec
      Ontario
      Alberta
      Saskatchewan
      Manitoba
      British Columbia

3.    LOCATIONS OF CHIEF EXECUTIVE OFFICES:

      Borrower and Parent:

      800 de La Gauchetiere Street West, Suite 4000, Montreal, Quebec

4.    LOCATIONS OF REGISTERED OFFICE:

      Borrower and Parent:

      1250 Rene-Levesque blvd. West, 38th floor, Montreal, Quebec

LIENS (6.2)

1. Act of Movable Hypothec on a commercial paper of Cdn.$10,000 dated January 6, 2004 with the Bank of Montreal to guarantee the issuance of a letter of credit.

The Borrower has entered into a number of commercial leases for various automobile vehicles and office equipment. These leases are true leases as opposed to capital leases. Therefore the vehicles and equipment leased do not form part of the Borrower property and assets and are not capitalized in their balance sheet. The following is a summary description of these leases.

1. Commercial Lease Agreements with Location Fortier Inc. and Deragon Leasing Inc. concerning 59 vehicles for two, three and four year terms.

2. Commercial Lease Agreements with IBM Canada Ltd., CIT Financial services, Pitney Bowes Leasing a division of Pitney Bowes Canada Ltd., Konica Minolta (Montreal) Inc., Minolta Business Equipment Inc. and Contract Funding Group and Panasonic concerning office photocopiers and fax.

3. Commercial lease Agreements with various automobile leasing companies concerning 37 vehicles used by employees as part of their employee benefits.

EXISTING INVESTMENTS (6.4)

1.    Long term investments (Shares or Units)

      Canadian LNP Consortium Inc. (owned by Borrower)
      Canadian Numbering Administration Consortium Inc. (owned by Borrower) Canadian Portable Contribution Consortium Inc. (owned by Borrower) Les placements Microcell Capital, S.E.N.C. (owned by Borrower)
      Telcom Management Limited Partnership (owned by Borrower)
      Telcom Investments Inc. (owned by Borrower)
      GSM Capital Limited Partnership (owned by Borrower)

2. Other short term instruments in the form of marketable securities, which constitute Permitted Investments, are contained in the investments accounts of the Borrower and the Parent.

RESTRICTIVE AGREEMENTS (6.9)

Tranche A Exit Facility Agreement.
Tranche B-Term Loan B Credit Agreement.

                                    EXHIBIT A

                                     FORM OF
                            ASSIGNMENT AND ASSUMPTION

            This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

            For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any letters of credit and guarantees included in such Credit Agreement) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at Law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:             ______________________________

2.    Assignee:             ______________________________
                            [and is an Affiliate of [identify Lender]]

3.    Borrower:             Microcell Solutions Inc.

4.    Administrative Agent: JPMorgan Chase Bank, Toronto Branch, as the
                            administrative agent under the Credit Agreement

5.    Credit Agreement:     The Tranche B-Term Loan A Credit Agreement dated as
                            of March 17, 2004, among Microcell Solutions Inc., as Borrower, Microcell

                            Telecommunications Inc., as Parent, the Lenders parties thereto, and JPMorgan Chase Bank, Toronto Branch, as Administrative Agent and Collateral Agent.

6.    Assigned Interest:

 Aggregate Amount of        Amount of Loans      Percentage Assigned
Loans for all Lenders          Assigned             of Loans(1)
--------------------        ------------         -------------------

        $                      $                         %

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

                                    ASSIGNOR

                                    [NAME OF ASSIGNOR]

                                    By:______________________________
                                     Title:

                                    ASSIGNEE

                                    [NAME OF ASSIGNEE]

                                    By:______________________________
                                     Title:

-----------
(1) Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Consented to and Accepted:(2)

JPMORGAN CHASE BANK, TORONTO BRANCH, as
  Administrative Agent and Issuing Bank

By_________________________________
  Title:

Consented to:(3)

MICROCELL SOLUTIONS INC.

By________________________________
  Title:

-----------
(1) Not required with respect to any assignment to a Lender or an Affiliate of a Lender.

(2) Not required at any time after and during the occurrence of an Event of Default. Not required with respect to any assignment to a Lender or a Lender Affiliate.

                                                                         ANNEX 1

                MICROCELL TRANCHE B-TERM LOAN A CREDIT AGREEMENT

                        STANDARD TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

            1. Representations and Warranties.

            1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and
(iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, including the payment to the Administrative Agent of a processing and recordation fee of U.S.$3,500, pursuant to Section 9.4(b) of the Credit Agreement (except in the case of an assignment to an Affiliate of the Assignor); and (b) assumes no responsibility with respect to
(i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

            1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder,
(iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

            2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for the periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

            3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

                                    EXHIBIT B

                         FORM OF INTERCREDITOR AGREEMENT

                                    EXHIBIT C

                        NOTICE OF CONTINUATION/CONVERSION

TO:         JPMORGAN CHASE BANK, TORONTO BRANCH

RE: Tranche B-Term Loan A Credit Agreement dated as of March o, 2004 made between, among others, the undersigned (the "Borrower"), you, as Administrative Agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement")

            We refer to the [B/A LOAN / PRIME RATE LOAN / BASE RATE LOAN / EURODOLLAR LOAN] in the principal amount of [CANADIAN][U.S.]$__________________, [WITH A CONTRACT PERIOD / INTEREST PERIOD EXPIRING ON [DATE]],(1) and we hereby give you notice that we wish to [CONTINUE / CONVERT] such Loan on [INSERT DATE].

            The [CONTINUED/CONVERTED] Loan is hereby requested to take the form of:

            [      ]        a B/A Loan(2)

            [      ]        a Prime Rate Loan(3)

            [      ]        a Base Rate Loan(4)

            [      ]        a Eurodollar Loan(5)

            The Contract Period in respect of the B/A Loan requested hereby is ___days.(6)

            The Interest Period in respect of the Eurodollar Loan requested hereby is _____ days.(7)

                  All terms defined in the Credit Agreement and used herein have the meanings given to them by the Credit Agreement.

            DATED: __________________________________

--------------
(1) Only required for B/A Loans or Eurodollar Loans to be continued or converted.

(2) May only be converted/continued from a Prime Rate Loan or a maturing B/A Loan, and must conform to Minimum Denominations pursuant to Section 2.2 of the Credit Agreement. At least three days prior notice is required for any continuation/conversions into B/A Loans.

(3) May only be converted from a maturing B/A Loan.

(4) May only be converted from a maturing Eurodollar Loan.

(5) May only be converted/continued from a Base Rate Loan or a maturing Eurodollar Loan, and must conform to Minimum Denominations pursuant to Section
2.2 of the Credit Agreement. At least three days prior notice is required for any continuation/conversions into Eurodollar Loans.

(6) This sentence is only required in the context of a continuation/conversion into a B/A Loan

(7) This sentence is only required in the context of a continuation/conversion into a Eurodollar Loan

                                     MICROCELL SOLUTIONS INC.

                                     By:________________________________________
                                     Name:
                                     Title:

                                     By:________________________________________
                                     Name:
                                     Title:

                                    EXHIBIT D

                         FORM OF LIEN PRIORITY AGREEMENT

                                                               EXECUTION VERSION

                              TRANCHE B-TERM LOAN A
                                CREDIT AGREEMENT

                                   dated as of

                                 March 17, 2004

                                      among

                            MICROCELL SOLUTIONS INC.

                                  as Borrower,

                        MICROCELL TELECOMMUNICATIONS INC.

                            as Parent and Guarantor,

                  THE LENDERS FROM TIME TO TIME PARTIES HERETO

                                   as Lenders

                       JPMORGAN CHASE BANK, TORONTO BRANCH

                  as Administrative Agent and Collateral Agent

                           J.P. MORGAN SECURITIES INC.
                   as Sole Bookrunner and Joint Lead Arranger

                                       and

                           CREDIT SUISSE FIRST BOSTON
                  as Syndication Agent and Joint Lead Arranger

                                TABLE OF CONTENTS

                                                                                                  PAGE
ARTICLE 1       DEFINITIONS...................................................................      1
     1.1    Defined Terms.....................................................................      1
     1.2    Terms Generally...................................................................     25
     1.3    Accounting Terms; GAAP............................................................     26
     1.4    Time..............................................................................     26
     1.5    Permitted Liens...................................................................     26
     1.6    Schedules and Exhibits............................................................     27
ARTICLE 2       Loans.........................................................................     27
     2.1    Loans.............................................................................     27
     2.2    Continuation, Conversion and Roll-Over Elections..................................     28
     2.3    Interest and Acceptance Fees......................................................     29
     2.4    Repayment of Loans................................................................     31
     2.5    Evidence of Debt..................................................................     32
     2.6    Prepayments of Loans; Payments Pursuant to Other New Instruments..................     32
     2.7    B/A Loans.........................................................................     34
     2.8    Alternate Rate of Interest........................................................     34
     2.9    Increased Costs; Illegality.......................................................     35
     2.10   Break Funding Payments............................................................     36
     2.11   Taxes.............................................................................     37
     2.12   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.......................     38
     2.13   Currency Indemnity................................................................     39
     2.14   Mitigation Obligations; Replacement of Lenders....................................     40
     2.15   Indemnity for Returned Payments...................................................     41
     2.16   Existing Security.................................................................     41
ARTICLE 3       REPRESENTATIONS AND WARRANTIES................................................     42
     3.1    Organization; Powers..............................................................     42
     3.2    Authorization; Enforceability.....................................................     42
     3.3    Governmental Approvals; No Conflicts..............................................     43
     3.4    Financial Condition; No Material Adverse Effect...................................     43
     3.5    Litigation........................................................................     44

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                  PAGE
     3.6    Compliance with Laws and Agreements...............................................     44
     3.7    Taxes.............................................................................     44
     3.8    Titles to Real Property...........................................................     44
     3.9    Titles to Personal Property.......................................................     44
     3.10   Pension Plans.....................................................................     45
     3.11   Disclosure........................................................................     45
     3.12   Defaults..........................................................................     45
     3.13   Casualties; Taking of Properties..................................................     45
     3.14   Subsidiaries......................................................................     45
     3.15   Insurance.........................................................................     45
     3.16   Material Contracts................................................................     45
     3.17   Environmental Matters.............................................................     46
     3.18   Employee Matters..................................................................     47
     3.19   Fiscal Year.......................................................................     47
     3.20   Intellectual Property Rights......................................................     47
     3.21   Investment and Holding Company Status.............................................     48
     3.22   PCS Network Ownership.............................................................     48
     3.23   No Indebtedness for Borrowed Money................................................     48
     3.24   Permits, Licences, etc............................................................     48
     3.25   Security Interests................................................................     49
     3.26   Regulatory Compliance.............................................................     49
     3.27   Budget Update.....................................................................     49
ARTICLE 4       CONDITIONS....................................................................     50
     4.1    Conditions Precedent to Effectiveness of Agreement................................     50
ARTICLE 5       AFFIRMATIVE COVENANTS.........................................................     52
     5.1    Financial Statements and Other Information........................................     52
     5.2    Existence; Conduct of Business....................................................     59
     5.3    Payment of Obligations............................................................     59
     5.4    Maintenance of Properties.........................................................     59
     5.5    Maintenance of Authorizations.....................................................     59

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                  PAGE
     5.6    Books and Records; Inspection Rights..............................................     59
     5.7    Compliance with Laws and Material Contracts.......................................     60
     5.8    Use of Proceeds...................................................................     60
     5.9    Further Assurances................................................................     60
     5.10   Insurance.........................................................................     60
     5.11   Operation and Maintenance of Property.............................................     60
     5.12   Additional Subsidiaries; Additional Liens.........................................     61
     5.13   Hedging Arrangements..............................................................     61
     5.14   Financial Covenants...............................................................     61
     5.15   Most Favoured Nations.............................................................     63
     5.16   Landlord Consents.................................................................     64
     5.17   Bank Accounts.....................................................................     64
ARTICLE 6       NEGATIVE COVENANTS............................................................     64
     6.1    Indebtedness......................................................................     64
     6.2    Liens.............................................................................     66
     6.3    Fundamental Changes...............................................................     66
     6.4    Investments, Loans, Advances, and Guarantees .....................................     66
     6.5    Hedging Agreements................................................................     67
     6.6    Restricted Payments...............................................................     67
     6.7    Transactions with Affiliates......................................................     68
     6.8    Repayment of Debt.................................................................     68
     6.9    Restrictive Agreements............................................................     69
     6.10   Capital Lease Obligations.........................................................     69
     6.11   Sales and Leasebacks..............................................................     69
     6.12   Pension Plan Compliance...........................................................     69
     6.13   Sale or Discount of Receivables...................................................     70
     6.14   Unconditional Purchase Obligations................................................     70
     6.15   Ownership of Shares...............................................................     70
     6.16   No Amendments to Material Contracts...............................................     70
     6.17   Fiscal Year.......................................................................     70

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                  PAGE
     6.18   Asset Dispositions................................................................     70
ARTICLE 7       EVENTS OF DEFAULT.............................................................     71
     7.1    Events of Default.................................................................     71
ARTICLE 8       THE ADMINISTRATIVE AGENT......................................................     76
     8.1    Appointment of Agent..............................................................     76
     8.2    Limitation of Duties of Agent.....................................................     76
     8.3    Lack of Reliance on the Agent.....................................................     76
     8.4    Certain Rights of the Administrative Agent........................................     77
     8.5    Reliance by Administrative Agent..................................................     77
     8.6    Indemnification of Agent..........................................................     77
     8.7    The Agent in its Individual Capacities............................................     78
     8.8    May Treat Lender as Owner.........................................................     78
     8.9    Successor Administrative Agent....................................................     78
     8.10   Lenders to Enforce through Administrative Agent...................................     79
     8.11   Quebec Security...................................................................     80
ARTICLE 9       MISCELLANEOUS.................................................................     80
     9.1    Notices...........................................................................     80
     9.2    Waivers; Amendments...............................................................     81
     9.3    Expenses; Indemnity; Damage Waiver................................................     83
     9.4    Successors and Assigns............................................................     85
     9.5    Survival..........................................................................     88
     9.6    Counterparts; Integration; Effectiveness..........................................     88
     9.7    Severability......................................................................     89
     9.8    Right of Set Off..................................................................     89
     9.9    Governing Law; Jurisdiction; Consent to Service of Process........................     89
     9.10   WAIVER OF JURY TRIAL..............................................................     90
     9.11   Headings..........................................................................     90
     9.12   Confidentiality...................................................................     90

An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.